UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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LPL Financial Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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75 State Street, Boston, MA 02109-1827

March 26, 2014

Dear Fellow Stockholders:

        It is my pleasure to invite you to attend the 2014 Annual Meeting of Stockholders of LPL Financial Holdings Inc. The meeting will be held on Tuesday, May 6, 2014, at 4:00 p.m., local time, at our offices located at 75 State Street, Boston, Massachusetts 02109. Holders of record of our common stock as of March 13, 2014, are entitled to notice of and to vote at the 2014 Annual Meeting.
        The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.
        We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe this approach will allow us to provide you with the information you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we mailed to you on or about March 26, 2014.

         YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

        You are welcome to attend the annual meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or if you request printed copies of these materials, by completing and signing the proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.
        We ask you to RSVP if you intend to attend the annual meeting. Please refer to page 1 of the accompanying proxy statement for further information concerning attendance at the annual meeting.

        On behalf of the Board of Directors, I thank you for your continued support of LPL Financial Holdings Inc.

Sincerely,

Mark S. Casady Chairman and CEO

LPL FINANCIAL HOLDINGS INC.
75 State Street
Boston, Massachusetts 02109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
        Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of LPL Financial Holdings Inc. (the "Company") will be held on Tuesday, May 6, 2014, at 4:00 p.m., local time, at the offices of the Company, 75 State Street, Boston, Massachusetts 02109.
        The purpose of the meeting is to:
1.    Elect all of our director nominees consisting of (a) the seven nominees named in the accompanying proxy statement for a one-year term if the amendments to the Company’s Amended and Restated Certificate of Incorporation eliminating the classification of the Company's board of directors (the "Board of Directors") and providing for removal of directors with or without cause are approved by our stockholders or (b) the two nominees identified in the accompanying proxy statement to serve as Class I directors for a three-year term if the amendments to the Company’s Amended and Restated Certificate of Incorporation are not approved by our stockholders;
2.    Approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would declassify the Board of Directors, such that it would be comprised of a single class of directors elected on an annual basis, rather than be comprised of three classes of directors serving staggered three-year terms, if the proposal regarding director removal pursuant to Proposal 3 is approved;
3.    Approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would provide that directors may be removed with or without cause rather than removed only for cause, if the proposal regarding the declassification of the Board of Directors pursuant to Proposal 2 is approved;
4.    Ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014;
5.    Hold an advisory vote on executive compensation; and
6.    Consider and act upon any other business properly coming before the Annual Meeting and at any adjournment or postponement thereof.
        Stockholders of record at the close of business on March 13, 2014 will be entitled to vote at the Annual Meeting and any postponements or adjournments thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.
        Everyone attending the Annual Meeting will be required to present both proof of ownership of the Company's common stock and valid picture identification, such as a driver's license or passport. If your shares are held in the name of a bank, broker, or other holder of record, you will need a recent brokerage account statement or letter from your bank, broker, or other holder reflecting stock ownership as of the record date. If you do not have both proof of ownership of the Company's common stock and valid picture identification, you may not be admitted to the Annual Meeting.
        Cameras and electronic recording devices are not permitted at the Annual Meeting.
        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY BY USING THE INTERNET OR TELEPHONE AS DESCRIBED HEREIN OR BY SIGNING AND RETURNING A PROXY CARD, IF YOU REQUESTED PRINTED COPIES OF THESE MATERIALS.

By Order of the Board of Directors,

Gregory M. Woods Secretary
Boston, Massachusetts
March 26, 2014

         IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2014:
         THIS PROXY STATEMENT AND LPL FINANCIAL HOLDINGS INC.'S 2013 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.LPL.COM. ADDITIONALLY, IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE WEBSITE INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, WHICH YOU HAVE RECEIVED FROM COMPUTERSHARE SHAREOWNER SERVICES.

TABLE OF CONTENTS

GENERAL INFORMATION	1
PROPOSAL 1: ELECTION OF DIRECTORS	5
PROPOSAL 2: APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION REGARDING BOARD DECLASSIFICATION	10
PROPOSAL 3: APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION REGARDING DIRECTOR REMOVAL	11
INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE	11
BOARD OF DIRECTOR COMPENSATION	17
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	18
COMPENSATION DISCUSSION AND ANALYSIS	18
REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS	29
COMPENSATION OF NAMED EXECUTIVE OFFICERS	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	43
PROPOSAL 4: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	45
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	46
PROPOSAL 5: ADVISORY VOTE ON EXECUTIVE COMPENSATION	47
STOCKHOLDER PROPOSALS AND OTHER MATTERS	48
OTHER INFORMATION	48

LPL FINANCIAL HOLDINGS INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Introduction
This proxy statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished to the holders of common stock, $0.001 par value (the "Common Stock"), of LPL Financial Holdings Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies on behalf of our Board of Directors (the "Board" or the "Board of Directors") for use at the 2014 Annual Meeting of Stockholders (the "Annual Meeting") and any adjournment or postponement thereof. The Annual Meeting will be held on Tuesday, May 6, 2014, at the offices of LPL Financial, 75 State Street, Boston, Massachusetts 02109 at 4:00 p.m., local time. Stockholders who wish to attend the Annual Meeting in person must follow the instructions under the section below entitled "Attending the Annual Meeting."
The Board has made this proxy statement and the Company's 2013 Annual Report on Form 10-K (the "annual report") available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board's solicitation of proxies for use at the Annual Meeting. As a stockholder of the Company as of March 13, 2014 (the "record date"), you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.
Record Date, Shares Outstanding, and Quorum
On the record date, there were 100,522,905 outstanding shares of Common Stock. Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting. A list of stockholders of record entitled to vote will be available at the meeting. In addition, you may contact our corporate secretary, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from April 22, 2014 up to the time of the Annual Meeting.
The presence in person or by proxy of a majority of shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes will be counted as present in determining the presence of a quorum. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Brokers have the discretion to vote their clients' proxies only on routine matters. At our Annual Meeting, only the ratification of our auditors is a routine matter. Each share of Common Stock is entitled to one vote.
Notice of Electronic Availability of Proxy Statement and Annual Report
As permitted by the Securities and Exchange Commission (the "SEC"), we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. On or about March 26, 2014, a Notice of Internet Availability of Proxy Materials (the "Notice") was mailed to stockholders of record at the close of business on the record date. We are furnishing our proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials to each record holder of Common Stock. You will not receive a printed copy of our proxy materials unless you request one. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in these proxy materials or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.
Attending the Annual Meeting
We invite all stockholders to attend the Annual Meeting. If you are a record holder of our Common Stock, which means that your shares are represented by ledger entries in your own name directly registered with our transfer agent, Computershare Shareowner Services, you must bring valid picture identification with you to the Annual Meeting to allow us to verify your ownership. If your Common Stock is held in "street name," which means that the shares are held for your benefit in the name of a broker, bank, or other intermediary, you must bring a brokerage account statement or letter from your broker, bank, or other intermediary reflecting stock ownership in order to be admitted to the Annual Meeting. Please note that if you hold your Common Stock in street name, you may not vote your shares in person unless you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.

If you do not have both proof of ownership of Common Stock and valid picture identification, you may not be admitted to the Annual Meeting.
         If you plan to attend the Annual Meeting, please be sure to RSVP via email to lplfinancialannualmeeting@lpl.com. Please include your name and phone number in your response. A confirmation, including driving directions and additional meeting information, will be emailed to registered participants.
Items of Business to be Voted upon at Annual Meeting
The items of business scheduled to be voted on at the Annual Meeting are:

•
To elect all of the nominees to the Board of Directors consisting of (a) the seven nominees named in this proxy statement for a one-year term if the amendments to the Company’s Amended and Restated Certificate of Incorporation eliminating the classification of the Board of Directors and providing for removal of directors with or without cause are approved by our stockholders or (b) the two nominees identified in this proxy statement to serve as Class I directors for a three-year term if the amendments to the Company’s Amended and Restated Certificate of Incorporation are not approved by our stockholders;

•
To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would declassify the Board of Directors, such that it would be comprised of a single class of directors elected on an annual basis, rather than be comprised of three classes of directors serving staggered three-year terms, if the proposal regarding director removal pursuant to Proposal 3 is approved;

•
To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would provide that directors may be removed with or without cause rather than removed only for cause, if the proposal regarding the declassification of the Board of Directors pursuant to Proposal 2 is approved;

•	To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	To hold an advisory vote on executive compensation; and

•	To consider and act upon any other business properly coming before the Annual Meeting and at any adjournment or postponement thereof.
Manner of Voting
If you are a record holder of our Common Stock, you may vote in one of the following ways:

•	By Internet: by following the Internet voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on May 5, 2014.

•	By Telephone: by following the telephone voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on May 5, 2014.

•
By Mail:  by marking, dating, and signing your printed proxy card (if received by mail) in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials for receipt prior to the Annual Meeting.

•
In Person:  by voting your shares in person at the Annual Meeting (if you satisfy the admission requirements, as described above). Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone, or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

If you are a beneficial owner of our Common Stock, you can vote in the following way:

•
If your shares are held in street name through a broker, bank, or other intermediary, your broker, bank, or other intermediary should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone, or mail, as instructed by your broker, bank, or other intermediary. You may also vote in person if you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.

Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. If you submit a proxy but do not indicate any voting instructions, your shares will be voted "FOR" the election as directors of the nominees named in this proxy statement; "FOR" the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation that would declassify the Board; "FOR" the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation that would provide that directors may be removed with or without cause; "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and "FOR" the proposal regarding an advisory vote on executive compensation.
Our management and Board of Directors know of no other matters to be brought before the Annual Meeting. If other matters are properly presented to the stockholders for action at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy card to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.
Voting Requirements
Proposal One—Election of Directors
Our bylaws provide that a nominee for director will be elected if the number of votes properly cast “for” such nominee’s election exceeds the number of votes properly cast “against” such nominee’s election; however, if the number of persons properly nominated for election to the Board of Directors exceeds the number of directors to be elected, the directors will be elected by the plurality of the votes properly cast. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.
Proposal Two—Approval of Amendment to Amended and Restated Certificate of Incorporation Regarding Board Declassification
The proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would declassify the Board of Directors requires the affirmative vote on the matter of 66 2/3% of our outstanding shares of Common Stock. A vote to abstain or a broker non-vote will have the same effect as a vote against the proposal.
Please note that stockholders must also approve Proposal 3 in order to implement this proposal to declassify the Board of Directors in accordance with the General Corporation Law of the State of Delaware, or Delaware law. The implementation of this proposal is expressly conditioned upon the approval of Proposal 3 and vice versa. Therefore, a failure to approve Proposal 3 will prevent the declassification of the Board of Directors even if stockholders approve Proposal 2. Similarly, the Board of Directors is not proposing any amendment to our Amended and Restated Certificate of Incorporation regarding director removal if Proposal 2 is not approved by stockholders. As a result, if Proposal 2 is not approved, there will be no change to the director removal provisions in our current Amended and Restated Certificate of Incorporation even if Proposal 3 is approved by stockholders.
Proposal Three—Approval of Amendment to Amended and Restated Certificate of Incorporation Regarding Director Removal
The proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would provide that directors may be removed with or without cause rather than removed only for cause requires the affirmative vote on the matter of 66 2/3% of our outstanding shares of Common Stock. A vote to abstain or a broker non-vote will have the same effect as a vote against the proposal.
Please note that because this proposed amendment to the Company’s Amended and Restated Certificate of Incorporation is required in order to implement the declassification of the Board of Directors in accordance with Delaware law, the implementation of this amendment is expressly conditioned upon the approval of Proposal 2 and vice versa. Therefore, a failure to approve Proposal 3 will prevent the declassification of the Board of Directors even if stockholders approve Proposal 2. Similarly, the Board of Directors is not proposing any amendment to our Amended and Restated Certificate of Incorporation regarding director removal if Proposal 2 is not approved by stockholders. As a result, if Proposal 2 is not approved, there will be no change to the director removal provisions in our current Amended and Restated Certificate of Incorporation even if this Proposal 3 is approved by stockholders.
Proposal Four—Ratification of Appointment of Deloitte & Touche LLP
The proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares cast on the matter affirmatively or negatively in person or by proxy at the Annual Meeting. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the proposal.
Proposal Five—Advisory Vote on Executive Compensation
Because the proposal to approve, on an advisory basis, the compensation awarded to named executive officers for the fiscal year ended December 31, 2013 is a non-binding, advisory vote, there is no required vote that would constitute approval. The vote is advisory and non-binding in nature but our Compensation and Human Resources Committee (the "Compensation

Committee") will take into account the outcome of the vote when considering future executive compensation arrangements. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the proposal.
Revocation of Proxies
If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised in one of the following ways: by attending the Annual Meeting and voting in person, by submitting a duly executed proxy bearing a later date, or by sending written notice of revocation to our corporate secretary at LPL Financial Holdings Inc., 75 State Street, Boston, Massachusetts 02109. A stockholder of record who voted by the Internet or by telephone may also change his or her vote with a timely and valid later Internet or telephone vote, as the case may be. Any stockholder of record as of the record date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank or other intermediary.
Solicitation of Proxies
The Board of Directors of LPL Financial Holdings Inc. is soliciting proxies. We have not hired a proxy solicitation firm to assist in the solicitation of proxies. Stockholders who elect to vote over the Internet or telephone may incur costs such as telecommunication and Internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 5, 2014.
Householding
Only one copy of the Notice is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly, upon written or oral request, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the Notice was delivered. You may make a written or oral request by sending a written notification to our corporate secretary at LPL Financial Holdings Inc., 75 State Street, Boston, Massachusetts 02109, or by calling our offices at (617) 423-3644, extension 0, and providing your name, your shared address, and the address to which we should direct the additional copy of the Notice. Multiple stockholders sharing an address who have received one copy of the Notice and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of the Notice and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices.
Access to Corporate Documents
Stockholders may receive a copy of our 2013 Annual Report on Form 10-K or copies of our Audit Committee charter, Compensation and Human Resources Committee charter, Nominating and Governance Committee charter, and Code of Conduct free of charge by writing to us at the following address:
LPL Financial Holdings Inc.
75 State Street
Boston, MA 02109
Attn: Investor Relations

PROPOSAL 1: ELECTION OF DIRECTORS
Our Amended and Restated Certificate of Incorporation currently provides for the classification of our Board into three classes. The terms of service of the three classes are staggered so that the three-year term of one class expires each year. See “Proposal 2: Approval of Amendment to Amended and Restated Certificate of Incorporation Regarding Board Declassification,” “Proposal 3: Approval of Amendment to Amended and Restated Certificate of Incorporation Regarding Director Removal” and additional information below regarding our proposal to declassify the Board.
Our Board of Directors currently consists of six independent directors and our chief executive officer. Class I consists of Mark S. Casady and Anne M. Mulcahy, each with a term ending in 2014. Class II consists of Richard W. Boyce, John J. Brennan and Jim S. Putnam, each with a term ending in 2015. Class III consists of James S. Riepe and Richard P. Schifter, each with a term ending in 2016. Our independent directors have nominated each of the current directors standing for election, all to hold office until the Annual Meeting of Stockholders in 2017 and until their respective successors shall have been elected.
Nominations to our Board of Directors are governed by our bylaws and our Stockholders Agreement, dated November 23, 2010 (“Stockholders Agreement”), among the Company, Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P., Hellman & Friedman Capital Associates V, L.P., TPG Partners IV, L.P. and the other signatories party thereto. Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P. and Hellman & Friedman Capital Associates V, L.P. are together referred to as “H&F.” TPG Partners IV, L.P. is referred to (collectively with its affiliates) as “TPG.” H&F and TPG are collectively referred to as the “Sponsors.”
The Stockholders Agreement provides that so long as certain ownership thresholds have been maintained by the Sponsors, the stockholders who are party to the Stockholders Agreement will vote to cause the Board of Directors to consist at least of (i) two individuals designated by H&F and (ii) two individuals designated by TPG. In August 2013, H&F completed the distribution of its remaining shares in the Company to H&F’s investors (the “H&F Distribution”), and ceased to maintain its ownership threshold under the Stockholders Agreement. In connection with the H&F Distribution, the two directors designated by H&F resigned from their positions as directors. As of March 26, 2014, TPG continued to maintain its ownership threshold and the two individuals designated by TPG continue to serve on our Board of Directors.
In May 2013, H&F and TPG each distributed a portion of their holdings of Common Stock and, as a result, ceased collectively to beneficially own at least 40% of the outstanding shares of Common Stock. Under our Amended and Restated Certificate of Incorporation, the Board of Directors was divided into three classes with staggered three-year terms, with the class composition determined in the discretion of the Board. In this proxy statement, we are seeking stockholder approval to amend our Amended and Restated Certificate of Incorporation to remove the classification structure and reinstate an annual election of our full slate of directors.
As described below under “Proposal 2: Approval of Amendment to Amended and Restated Certificate of Incorporation Regarding Board Declassification” and “Proposal 3: Approval of Amendment to Amended and Restated Certificate of Incorporation Regarding Director Removal,” our Board of Directors is recommending that stockholders approve the declassification of our Board of Directors so that all directors will be elected annually and that such directors can be removed with or without cause. As a result, this Proposal 1 concerns the election of directors under two alternative scenarios:

•
If stockholders approve both Proposal 2 and Proposal 3, the amendments to our Amended and Restated Certificate of Incorporation will eliminate our classified Board structure in accordance with Delaware law, which will have the effect of reducing the current terms of our three incumbent Class II directors and two incumbent Class III directors so that they expire at the Annual Meeting, or until their successors are duly elected and qualified. Accordingly, if stockholders approve both Proposal 2 and Proposal 3, the following seven individuals recommended by our Board of Directors are standing for election to serve a one-year term extending until the 2015 annual meeting of stockholders and until their successors are duly elected and qualified, unless they resign or are removed: Richard W. Boyce, John J. Brennan, Mark S. Casady, Anne M. Mulcahy, James S. Putnam, James S. Riepe, and Richard P. Schifter.

•
If stockholders do not approve either Proposal 2 or Proposal 3, the election of our two Class I director nominees will proceed under our Amended and Restated Certificate of Incorporation as currently in effect, and our Class II and Class III directors will continue to serve the remainder of their current three-year terms. Accordingly, if stockholders do not approve either Proposal 2 or Proposal 3, the following two individuals recommended by our Board of Directors are standing for election as Class I directors to serve a three-year term extending until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified, unless they resign or are removed: Mark S. Casady and Anne M. Mulcahy.

As described in detail below, our nominees have considerable professional and business expertise. The recommendation of our Board of Directors is based on its carefully considered judgment that the experience, qualifications, attributes and skills of our nominees qualify them to serve on our Board of Directors.
If any of our nominees is unable to serve on our Board of Directors, the shares represented by your proxy will be voted for the election of such other person as may be nominated by our Board of Directors. In addition, in full compliance with all applicable state and federal laws and regulations, we will file an amended proxy statement and proxy card that, as applicable, (1) identifies the alternate nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees. We know of no reason why any nominee would be unable to accept nomination or election. All nominees have consented to be named in this proxy statement and to serve if elected.
If any nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote in accordance with their judgment, but in no event will proxies be voted for more than seven nominees for director. We know of no reason why the nominees would not be able to serve if elected.
Director Qualifications and Experience
We seek a Board that, as a whole, possesses the experiences, skills, backgrounds, and qualifications appropriate to function effectively in light of the Company's current and evolving business circumstances. The Company seeks directors with established records of significant accomplishment in business and areas relevant to our strategies. We seek individuals with integrity, independence of thought and judgment, energy, forthrightness, analytical skills, and a commitment to the Company and the interests of all stockholders. We believe that all of our director nominees possess these characteristics.
Although we do not have a formal policy regarding diversity, our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. The Board believes that the current composition of the Board reflects a group of highly talented individuals with diverse skills, backgrounds, and professional and industry experience.
Policy with Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders
Our nominating and governance committee of the Board (the "Nominating and Governance Committee") will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board of Directors at an annual meeting, the stockholder must provide notice and certain information about the recommending stockholder and the nominee to the Company, which notice must be delivered to, or mailed and received at, the Company's principal executive offices (i) no later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day, prior to the anniversary date of the prior year's annual meeting; or (ii) if there was no annual meeting in the prior year or if the date of the current year's annual meeting is more than 30 days before or after the anniversary date of the prior year's annual meeting, on or before 10 days after the day on which the date of the current year's annual meeting is first disclosed in a public announcement. Submissions must be in writing and addressed to the Nominating and Governance Committee, care of the Company's corporate secretary. Electronic submissions will not be considered.
Board of Director Nominees
The name, age, and a description of the business experience, principal occupation, and past employment and directorships of each of the nominees during the last five years are set forth below. In addition, we have summarized the particular experience, qualifications, attributes, and/or skills that led the Board of Directors, including our Nominating and Governance Committee, to determine that each nominee should serve as a director.
Richard W. Boyce, Director Since 2009
Mr. Boyce, 59, retired in 2013 from the partnership at TPG, one of the largest global investment partnerships, owning 107 companies with over $140 billion in revenue. He founded and led TPG's operating group, which drives performance improvement across all TPG companies. In his first role with TPG, he served as chief executive officer of J. Crew Group, Inc., from 1997 to 1999, and as a board member from 1997 to 2006. He became chairman of Burger King Corporation in 2002 and served on that board through 2010. Prior to joining TPG, Mr. Boyce was employed by PepsiCo, Inc. from 1992 to 1997, most recently as senior vice president of operations for Pepsi-Cola North America and was previously a partner at Bain & Company. He has previously served on the board of directors of several other TPG companies, including Del Monte Foods, ON Semiconductor, Gate Gourmet, and Direct General Corporation. He currently serves on the Wake Forest University School of Business Board of Visitors and the board of directors of Torrent Technologies, and is a member of the Board of Overseers of the Hoover Institution at Stanford. Mr. Boyce received a B.S.E. from Princeton University and received his M.B.A. from the Stanford Graduate School of Business.

Mr. Boyce's pertinent experience, qualifications, attributes, and skills include his:

•
high level of financial, operating, and management experience, gained through his roles as chief executive officer of J. Crew Group, Inc. and chairman of the board of directors of Burger King Corporation;

•	high level of financial literacy gained through his investment experience as a partner at TPG; and

•	knowledge and experience gained through service on the boards of other public companies.
John J. Brennan, Director Since 2010
Mr. Brennan, 59, is chairman emeritus and senior advisor of The Vanguard Group, Inc. ("Vanguard"), a global investment management company. Mr. Brennan joined Vanguard in July 1982. He was elected president in 1989 and served as chief executive officer from 1996 to 2008 and chairman of the board from 1998 to 2009. Mr. Brennan is a member of the board of directors of General Electric Company and Guardian Life Insurance Company of America; trustee and past chairman of the Financial Accounting Foundation; lead governor of the Financial Industry Regulatory Authority, Inc. ("FINRA") board of governors; and a trustee of the University of Notre Dame. He also served on the board of directors of The Hanover Insurance Group from 2011 until 2013. He graduated from Dartmouth College and received his M.B.A. from the Harvard Business School. He has received honorary degrees from Curry College and Drexel University.
Mr. Brennan's pertinent experience, qualifications, attributes, and skills include his:

•
high level of financial literacy and operating and management experience, gained through his roles as chief executive officer and chairman of the board of directors of Vanguard as well as through his service with the Financial Accounting Foundation; and

•	expertise in the financial industry, underscored by his current role as lead governor of the board of governors of FINRA.
Mark S. Casady, Chief Executive Officer, Director and Chairman of the Board Since 2005
Mr. Casady, 53, is chairman of the Board of Directors and our chief executive officer. He joined us in May 2002 as chief operating officer and also served as our president from April 2003 to December 2005. He became our chief executive officer and chairman in December 2005. Before joining our firm, Mr. Casady was managing director, mutual fund group for Deutsche Asset Management, Americas—formerly Scudder Investments ("Scudder"). He joined Scudder in 1994 and held roles as managing director, Americas; head of global mutual fund group; and head of defined contribution services. He was also a member of the Scudder, Stevens and Clark Board of Directors and Management Committee. He is a current board member of the Financial Services Roundtable and Eze Software Group and serves on the FINRA board of governors. Mr. Casady received his B.S. from Indiana University and his M.B.A. from DePaul University.
Mr. Casady's pertinent experience, qualifications, attributes, and skills include his:

•
unique perspective and insights into our operations as our current chairman and chief executive officer, including knowledge of our business relationships, competitive and financial positioning, senior leadership, and strategic opportunities and challenges;

•	operating, business, and management experience as chief executive officer; and

•	expertise in the financial industry, underscored by his experience as a current member of the board of governors of FINRA and a former member of the board of the Insured Retirement Institute.
Anne M. Mulcahy, Director Since 2013
Ms. Mulcahy, 61, is chairman of the board of trustees of Save The Children Federation, Inc., a non-profit organization dedicated to creating lasting change in the lives of children throughout the world, a position she has held since March 2010. She previously served as chairman of the board of Xerox Corp. ("Xerox"), a document management company, from January 2002 to May 2010, and chief executive officer of Xerox from August 2001 to July 2009. She is a director of Graham Holdings Company, Target Corp., and Johnson & Johnson. From 2004 to 2009, Ms. Mulcahy also served as a director of Citigroup Inc.
Ms. Mulcahy's pertinent experience, qualifications, attributes, and skills include her:

•	extensive experience in all areas of business management as she led Xerox through a transformational turnaround; and

•
leadership roles in business trade associations and public policy activities, which will provide the Board of Directors with additional expertise in the areas of organizational effectiveness, financial management, and corporate governance.

James S. Putnam, Director Since 2005
Mr. Putnam, 59, has been chief executive officer of Global Portfolio Advisors ("GPA"), a global brokerage clearing services provider, since September 2004. He has served on the board of directors of GPA since 1998, and has been vice chairman since December 2005. Prior to his tenure with GPA, Mr. Putnam was employed by LPL Financial beginning in 1983 where he held several positions, culminating in managing director of national sales, responsible for branch development, attraction, retention, and management of LPL Financial advisors. He was also responsible for marketing and all product sales. Mr. Putnam began his securities career as a retail representative with Dean Witter Reynolds in 1979. Mr. Putnam received a B.A. in Law Enforcement Administration from Western Illinois University.
Mr. Putnam's pertinent experience, qualifications, attributes, and skills include his:

•	unique historical perspective and insights into our operations as our former managing director of national sales;

•	operating, business, and management experience as the current chief executive officer at GPA; and

•	expertise in the financial industry and deep familiarity with our advisors.
James S. Riepe, Director Since 2008
Mr. Riepe, 70, is a senior advisor and retired vice chairman of the board of directors of T. Rowe Price Group, Inc. ("TRP"), a global investment management firm, where he worked for nearly 25 years. Previously, he served on TRP's management committee, oversaw TRP's mutual fund activities, and served as chairman of the T. Rowe Price Mutual Funds. He served as chairman of the board of governors of the Investment Company Institute and was a member of the board of governors of the National Association of Securities Dealers (now FINRA) and chaired its Investment Companies Committee. Mr. Riepe is a member of the board of directors of The NASDAQ OMX Group, Genworth Financial Inc. (as non-executive chairman), UTI Asset Management Company of India, and the Baltimore Equitable Society. He also served as chairman of the board of trustees of the University of Pennsylvania from which he earned a B.S. and an M.B.A.
Mr. Riepe's pertinent experience, qualifications, attributes, and skills include his:

•	high level of financial literacy and operating and management experience, gained through his executive management positions and role as vice chairman of the board of directors of TRP;

•
expertise in the financial industry, underscored by his over 35 years of experience in investment management and his prior roles as a member of the board of governors of FINRA and as chairman of the board of governors of the Investment Company Institute; and

•	knowledge and experience gained through service on the board of other public companies.
Richard P. Schifter, Director Since 2005
Mr. Schifter, 61, is a TPG senior advisor. He was a partner at TPG from 1994 through 2013. Prior to joining TPG, Mr. Schifter was a partner at the law firm of Arnold & Porter in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring. He joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the boards of directors of American Beacon Advisors, Inc., Direct General Corporation, EverBank Financial Corp., ProSight Specialty Insurance Holdings, Inc., and American Airlines Group and on the board of overseers of the University of Pennsylvania Law School. Mr. Schifter is also a member of the board of directors of Youth, I.N.C. (Improving Non-Profits for Children). Mr. Schifter received a B.A. with distinction from George Washington University and a J.D. cum laude from the University of Pennsylvania Law School in 1978.
Mr. Schifter's pertinent experience, qualifications, attributes, and skills include his:

•	high level of financial literacy gained through his investment experience as a TPG partner;

•	experience on other company boards and board committees; and

•	nearly 15 years of experience as a corporate attorney with an internationally-recognized law firm.

In the vote on the election of the director nominees, stockholders may:

•	Vote FOR any of the nominees;

•	Vote AGAINST any of the nominees; or

•	ABSTAIN from voting as to any of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES AS A DIRECTOR.

PROPOSAL 2: APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION REGARDING BOARD DECLASSIFICATION
The Board of Directors regularly reviews the Company's corporate governance policies and procedures. Through this review, the Board determined that it would be in the best interest of the Company and its stockholders to amend the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors and institute annual voting for each director to serve a one-year term beginning with this Annual Meeting. The declassified Board of Directors would be comprised of a single class of directors elected on an annual basis rather than three classes of directors serving staggered three-year terms.
By declassifying the Board, we would further our goal of ensuring that our corporate governance policies maximize the accountability of our Board of Directors to our stockholders. First, our stockholders would be able to register their views on performance of all directors on an annual basis. In addition, as a consequence of declassification, our stockholders would gain additional rights to remove directors. Delaware law provides that if a company has a single class of directors, any director may be removed with or without cause by stockholders. In contrast, our Amended and Restated Certificate of Incorporation currently provides that our directors may only be removed for cause. The amendment that we propose to our Amended and Restated Certificate of Incorporation in this Proposal 2 provides for a single class of directors. We also propose to modify the director removal provision of our Amended and Restated Certificate of Incorporation to provide for removal with or without cause in accordance with Delaware law, which is the subject of Proposal 3. See “Proposal 3: Approval of Amendment to Amended and Restated Certificate of Incorporation Regarding Director Removal.”
Please note that because Delaware law requires that if a company has a single class of directors, any director may be removed with or without cause by stockholders, in addition to approving this proposal, stockholders must also approve Proposal 3 in order for the board to implement this proposal to declassify the Board of Directors. The implementation of this proposal is expressly conditioned upon the approval of Proposal 3 and vice versa. Therefore, a failure to approve Proposal 3 will prevent the declassification of the Board of Directors even if stockholders approve this Proposal 2. Similarly, the Board of Directors is not proposing any amendment to our Amended and Restated Certificate of Incorporation regarding director removal if this Proposal 2 is not approved by stockholders. As a result, if this Proposal 2 is not approved, there will be no change to the director removal provisions in our current Amended and Restated Certificate of Incorporation even if Proposal 3 is approved by stockholders.
The text of the proposed amendment (specifically the amendment to Article V(a) of our Amended and Restated Certificate of Incorporation), which is subject to stockholder approval pursuant to this Proposal 2, is attached as Appendix A to this proxy statement. You are urged to read the amendment in its entirety.
The Board recommends stockholder approval of this amendment to declassify the Board of Directors pursuant to Article VIII(b)(ii) of the Company's Amended and Restated Certificate of Incorporation. Under our Amended and Restated Certificate of Incorporation, an amendment to the certificate of incorporation requires the affirmative vote or written consent of at least 66 2/3% of the outstanding shares of Common Stock.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

PROPOSAL 3: APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION REGARDING DIRECTOR REMOVAL
As described in Proposal 2 above, the Board has determined that it would be in the best interest of the Company and its stockholders to amend the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors and institute annual voting for each director to serve a one-year term beginning with this Annual Meeting.
As a consequence of declassification, the Company’s Amended and Restated Certificate of Incorporation would no longer be permitted under Delaware law to provide that directors may be removed only for cause. Instead, Delaware law provides that if a company has a single class of directors, any director may be removed with or without cause by stockholders. Because our Amended and Restated Certificate of Incorporation currently provides that our directors may only be removed for cause, we are also proposing that the amendment to our Amended and Restated Certificate of Incorporation modify the director removal provision to provide for removal with or without cause in accordance with Delaware law.
Please note that because the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation described in this Proposal 3 is required under Delaware law in order to implement the declassification of the Board of Directors described under Proposal 2, the implementation of this provision of the proposed amendment is expressly conditioned upon the approval of Proposal 2 and vice versa. Therefore, a failure to approve this Proposal 3 will prevent the declassification of the Board of Directors even if stockholders approve Proposal 2. Similarly, the Board of Directors is not proposing any amendment to our Amended and Restated Certificate of Incorporation regarding director removal if Proposal 2 is not approved by stockholders. As a result, if Proposal 2 is not approved, there will be no change to the director removal provisions in our current Amended and Restated Certificate of Incorporation, even if this Proposal 3 is approved by stockholders.
The text of the proposed amendment (specifically the amendment to Article V(b) of our Amended and Restated Certificate of Incorporation), which is subject to stockholder approval under this Proposal 3, is attached as Appendix A to this proxy statement. You are urged to read the amendment in its entirety.
The Board recommends stockholder approval of this amendment regarding director removal pursuant to Article VIII(b)(ii) of the Company's Amended and Restated Certificate of Incorporation. Under our Amended and Restated Certificate of Incorporation, an amendment to the certificate of incorporation requires the affirmative vote or written consent of at least 66 2/3% of the outstanding shares of Common Stock.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.
INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE
During 2013, the Board of Directors held eight meetings, of which three were held by conference call. Each of our incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors during 2013 and (ii) the total number of meetings held by all committees of the Board on which the director served during 2013.
Our Corporate Governance Guidelines provide that each director who is nominated for election is expected to attend the Annual Meeting. It is our expectation that each of our directors will be in attendance.
Corporate Governance, Committee Charters, and Code of Conduct
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board of Directors has adopted a set of Corporate Governance Guidelines to set clear parameters for the operation of our Board functions. Our Board of Directors has also adopted charters for its audit committee, nominating and governance committee, and compensation and human resources committee. We have adopted a Code of Conduct that applies to, among others, our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. Copies of our committee charters, our Corporate Governance Guidelines, and our Code of Conduct are available, free of charge, by writing to us at the following address:
LPL Financial Holdings Inc.
75 State Street
Boston, MA 02109
Our committee charters, our Corporate Governance Guidelines, and our Code of Conduct are also available on our website at www.lpl.com. If we make substantive amendments to, or grant waivers from, the Code of Conduct for certain of our executive officers, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Recent Governance and Policy Changes
In the course of our regular review of our corporate governance policies and compensation practices, we have recently implemented several important measures that are designed to promote long-term shareholder value:

•
Our Board has approved amendments to our Amended and Restated Certificate of Incorporation to declassify our Board such that it would be comprised of a single class of directors elected on an annual basis who may be removed with or without cause, rather than three classes of directors serving staggered three-year terms who may be removed only for cause. If stockholders approve these amendments by voting in favor of both Proposal 2 and Proposal 3, our stockholders will be able to register their views on the performance of all directors on an annual basis, enhancing the accountability of our Board to our stockholders.

•
We have amended our bylaws to provide for a majority voting standard in uncontested director elections. We have also adopted a director resignation policy in our Corporate Governance Guidelines pursuant to which a director who does not receive support from holders of a majority of shares voted in an uncontested election must tender his or her resignation and, if our Board accepts the resignation, step down from our Board. This makes director elections more meaningful for our stockholders and, like the proposed Board de-classification, promotes accountability.

•
We have amended our Insider Trading Policy to be more explicit in its prohibition of pledging and hedging practices in order to further the alignment between stockholders and our executives that our equity awards are designed to create.

•
We have implemented several executive compensation-related improvements as described below under the heading “Compensation Discussion and Analysis — How Compensation Decisions Were Made — Recent Compensation Program Developments,” including establishing a compensation claw-back policy that provides for the recoupment of incentive compensation in the event of certain financial restatements and revising our stock ownership guidelines for executive officers to set ownership thresholds at a multiple of base salary.

•
We have adopted robust stock ownership guidelines for directors, which provide that within five years of the date of his or her election to the Board, each non-employee director must maintain ownership of shares of Common Stock equal to five times the annual base retainer then in effect for our non-employee directors.

•
We have re-evaluated our practice of holding say-on-pay votes on a triennial basis and have determined to seek an advisory vote on our compensation practices annually instead. This underscores the careful consideration we give to our stockholders’ views on our compensation practices.

Director Independence
The listing standards of The NASDAQ Global Select Market ("NASDAQ") require that, subject to specified exceptions, each member of a listed company's audit, compensation and human resources and nominating and governance committees be independent. Rule 5605(a)(2) of the listing rules of NASDAQ further provides that a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and compensation and human resources committee members are also subject to heightened independence criteria under NASDAQ rules.
After its evaluation of director independence, the Board of Directors has affirmatively determined that Messrs. Boyce, Brennan, Putnam, Riepe, and Schifter and Ms. Mulcahy are independent directors under the applicable rules of NASDAQ. Messrs. Riepe and Brennan and Ms. Mulcahy are also independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, and Messrs. Brennan, Boyce and Riepe are independent under the heightened criteria applicable to compensation and human resources committee members. In accordance with listing standards of NASDAQ, a majority of our directors are independent.
Board Composition and Leadership Structure of the Board of Directors
Our business and affairs are managed under the direction of the Board of Directors. Our Board of Directors is currently composed of seven directors. Under our Amended and Restated Certificate of Incorporation, the number of directors shall be not fewer than three and not more than 15. The authorized number of directors may be changed only by resolution of the Board of Directors.
In May 2013, the Board of Directors was divided into three classes with staggered three-year terms, with the class composition determined by the Board using its discretion. Under our Amended and Restated Certificate of Incorporation as

currently in effect, at each annual meeting of stockholders, one of three classes of directors will be elected to serve a three-year term, until the earlier of their death, resignation or removal, or until their successors have been elected and qualified. Our Amended and Restated Certificate of Incorporation currently provides that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
If both Proposal 2 and Proposal 3 are approved by stockholders, our directors will be elected to serve one-year terms, until the earlier of their death, resignation or removal, or until their successors have been elected and qualified. In addition, if both Proposal 2 and Proposal 3 are approved by stockholders, our directors may be removed with or without cause by at least two-thirds of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. In any case, vacancies and newly-created directorships on the Board may be filled by the remaining directors.
The Board does not have a fixed policy regarding the separation of the offices of chairman of the Board and chief executive officer and believes that it should maintain the flexibility to select the chairman of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the offices of the chairman of the Board and the chief executive officer are combined, with Mr. Casady serving as chairman and chief executive officer. He has served in this role since December 2005. With 32 years of experience in the financial services industry, including 12 years with us, Mr. Casady has the knowledge, expertise, and experience to understand the opportunities and challenges facing us, as well as the leadership and management skills to promote and execute our values and strategy.
In connection with our initial public offering in November 2010, in accordance with best practices, the Board established the position of lead director. In 2013, Mr. Schifter served in that role, performing many of the functions that an independent chairman would perform for the Company. Those functions include serving as a key source of communication between the independent directors and the chief executive officer, and coordinating the agenda for and leading meetings of the independent directors, as needed. In March 2014, Mr. Riepe succeeded Mr. Schifter as our new lead director.
The Company believes that having the same person serve as chief executive officer and chairman focuses leadership, responsibility and accountability in a single person and that having a lead director provides for effective checks and balances and the ability of the independent directors to work effectively in the Board setting.
Board Committees
The current standing committees of the Board of Directors are the audit committee (the "Audit Committee"), the Nominating and Governance Committee and the Compensation Committee, each with the composition and responsibilities described below. The members of each committee are appointed by the Board of Directors and serve until their successors are elected and qualified, unless they are removed earlier or resign. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. Each of the standing committees of our Board is chaired by an independent director.
During 2013, our Board also established a special committee (the "NestWise Special Committee") that assisted in overseeing the operations of NestWise LLC, a former subsidiary of the Company ("NestWise"). The NestWise Special Committee was not chaired by an independent director. Under NestWise's operating agreement, members of the NestWise Special Committee served as members of the board of directors of NestWise, along with our former executive Esther Stearns. The NestWise Special Committee was disbanded in January 2014.
Audit Committee
Our Audit Committee is composed of the following members: John J. Brennan, Anne M. Mulcahy, and James S. Riepe. Mr. Brennan serves as the Chairperson of the Audit Committee.
Each of our Audit Committee members is independent under the listing standards of NASDAQ and under Rule 10A-3 of the Exchange Act. None of our Audit Committee members is or has been an employee of ours or any of our subsidiaries, nor simultaneously serves on the audit committees of more than three public companies, including ours. All of our Audit Committee members meet the requirements for financial literacy and are able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. Our Board has affirmatively determined Mr. Brennan qualifies as an audit committee financial expert under the applicable rules and regulations of the SEC.
Our Audit Committee is responsible for, among other things, appointing, overseeing, and replacing, if necessary, the independent auditor and assisting the Board in overseeing:

•	the integrity of the Company's consolidated financial statements;

•	the integrity of the accounting and financial reporting processes of the Company;

•	the Company's compliance with legal and regulatory requirements;

•	the Company's independent auditor's qualifications and independence; and

•	the performance of the Company's independent auditor and internal audit function.
In addition, the Audit Committee prepares the Audit Committee report required by the SEC to be included in our Annual Report on Form 10-K or our proxy statement.
The Audit Committee has authority under its charter to obtain advice and assistance from outside legal counsel, accounting, or other outside advisors as deemed appropriate to perform its duties and responsibilities.
Our Audit Committee met ten times during 2013.
Nominating and Governance Committee
Our Nominating and Governance Committee is composed of the following members: John J. Brennan, James S. Riepe, Anne M. Mulcahy and Richard P. Schifter. Mr. Schifter serves as Chairperson of the Nominating and Governance Committee, which recommended individuals for election as directors of the Company at the Annual Meeting. Each member of our Nominating and Governance Committee is independent under the listing standards of NASDAQ.
The Nominating and Governance Committee is responsible for and oversees:

•	recruiting and retention of qualified persons to serve on our Board of Directors;

•	proposing such individuals to the Board of Directors for nomination for election as directors; and

•	evaluating the performance, size, and composition of our Board of Directors.
Our Board of Directors has adopted a written charter under which the Nominating and Governance Committee operates.
Our Nominating and Governance Committee met once during 2013. Our Board as a whole also considered the recruitment and nomination of directors.
Compensation and Human Resources Committee
Our Compensation Committee is composed of the following members: John J. Brennan, Richard W. Boyce, and James S. Riepe. Mr. Riepe serves as the Chairperson of the Compensation Committee. Each member of our Compensation Committee is independent under the listing standards of NASDAQ, including the heightened standards that apply to compensation committee members.
The Compensation Committee is responsible for:

•	reviewing and approving goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of the goals and objectives;

•	reviewing and approving executive officer compensation;

•	reviewing and approving the chief executive officer's compensation based upon the Compensation Committee's evaluation of the chief executive officer's performance;

•
making recommendations to the Board of Directors regarding the adoption of new incentive compensation and equity-based plans, and administering our existing incentive compensation and equity-based plans;

•	making recommendations to the Board of Directors regarding compensation of the Board members and its committee members;

•
reviewing and discussing with management the compensation discussion and analysis to be included in our proxy statement and preparing an annual Compensation Committee report for inclusion in our annual proxy statement;

•	reviewing and approving generally any significant non-executive compensation and benefits plans;

•	reviewing our significant policies, practices, and procedures concerning human resource-related matters; and

•	overseeing any other such matters as the Board of Directors shall deem appropriate from time to time.
The Compensation Committee has authority under its charter to access such internal and external resources, including retaining legal, financial, or other advisors, as the Compensation Committee deems necessary or appropriate to fulfill its responsibilities. In 2013, the Compensation Committee engaged Meridian Compensation Partners, LLC (the "Compensation Consultant") to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in the industry, primarily with respect to the compensation of the executive officers.

The Compensation Committee also has the authority to delegate to subcommittees of the Compensation Committee any responsibilities of the full committee. The Compensation Committee has established a subcommittee, composed entirely of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, to administer our LPL Financial Holdings Inc. Corporate Executive Bonus Plan (the "Executive Bonus Plan") and approve equity issuances in accordance with Section 16(b) of the Exchange Act. The Compensation Committee may also delegate to a committee of one or more directors, or one or more of our executive officers, subject to certain restrictions, the power to grant stock options, restricted stock units, or other equity awards, and amend the terms of such awards, pursuant to our equity plans. References to the Compensation Committee in this proxy statement also refer to its subcommittees and its delegates, where applicable.
Our Compensation Committee met five times during 2013.
Equity Grants Practices
The exercise price of each stock option awarded under the 2010 Omnibus Equity Incentive Plan (the "2010 Plan") is the closing price of Common Stock on the date of grant, and the 2010 Plan prohibits the re-pricing of stock options.
The Compensation Committee has delegated to a committee, consisting in accordance with Delaware law of the chairman of the Board (the "Equity Committee"), the authority to grant to an eligible participant under the 2010 Plan, other than an executive officer:

•
stock options to purchase up to a number of shares of Common Stock as determined by dividing $300,000 by the estimated value per option on the date of grant based on the Black-Scholes model and related assumptions; and

•	restricted stock units ("RSUs"), with any individual grant limited to the number of RSUs determined by dividing $300,000 by the closing price of the Common Stock on the grant date.
The stock options and RSUs currently granted pursuant to this delegated authority vest, in the discretion of the Equity Committee, either (i) ratably over three years or (ii) in full on the second or third anniversary of the grant date. Options granted pursuant to this delegated authority prior to December 17, 2013 vest either (i) ratably over four or five years or (ii) in full on the second or third anniversary of the grant date.
In addition, the Compensation Committee has delegated to our Chief Human Capital Officer the authority to grant to an employee of the Company, other than an executive officer:

•
stock options to purchase up to such number of shares of Common Stock as determined by dividing $300,000 by the estimated value per option on the date of grant based on the Black-Scholes model and related assumptions; and

•	RSUs, with any individual grant limited to the number of RSUs determined by dividing $300,000 by the closing price of the Common Stock on the grant date.
The stock options and RSUs currently granted pursuant to this delegated authority vest ratably over three years, and, in addition to the individual limits described above, the total aggregate number of shares of Common Stock underlying stock options and RSUs granted by the Chief Human Capital Officer in any fiscal year may not exceed one million. Stock options granted pursuant to this delegated authority prior to December 17, 2013 vest ratably over four or five years.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or has been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Risk Management and Compensation Policies and Practices
We employ an enterprise risk management framework ("ERM") that is intended to address key risks and responsibilities, enable us to execute our business strategy, and protect our firm and its franchise. Our framework is designed to promote clear lines of risk management accountability and a structured escalation process for key risk information and events. In addition to the ERM framework, we have written policies and procedures that govern the conduct of business by our advisors and employees, and the terms and conditions of our relationships with product manufacturers. Our client and advisor policies address the extension of credit for client accounts, data and physical security, compliance with industry regulation and codes of ethics to govern employee and advisor conduct, among other matters.

Our risk management governance approach is discussed in our annual report on Form 10-K for the year ended December 31, 2013, under “Item 7A. Quantitative and Qualitative Disclosures about Market Risk - Risk Management.” The ERM framework includes the Board of Directors, the Audit Committee and the Compensation Committee, as well as our Risk Oversight Committee (the “ROC”) and its subcommittees, our Internal Audit department, our Governance, Risk and Compliance department and business line management.
Role of the Audit Committee. In addition to its other responsibilities, the Audit Committee reviews our policies with respect to risk assessment and risk management, as well as our major financial risk exposures and the steps management has undertaken to control them. The Audit Committee provides reports to the Board at each of the Board’s regularly scheduled quarterly meetings.
The Audit Committee has mandated that the ROC oversee our risk management activities, including those of our subsidiaries. The chair of the ROC provides reports to the Audit Committee at each of the Audit Committee’s regularly scheduled quarterly meetings and, as necessary or requested, to the Board. The reports generally cover topics addressed by the ROC at its meetings since the immediately preceding report. If warranted, matters of material risk are escalated to the Audit Committee or Board more frequently. In addition, our Internal Audit department provides independent verification of the effectiveness of the Company’s internal controls by conducting risk assessments and audits designed to identify and cover important risk categories. Our Internal Audit department provides regular reports to the ROC and reports to the Audit Committee at least as often as quarterly.
Role of the Compensation Committee. In addition to its other responsibilities, the Compensation Committee assesses whether our compensation arrangements encourage inappropriate risk-taking, and whether risks arising from our compensation arrangements are reasonably likely to have a material adverse effect on the Company.
Our Compensation Committee has reviewed and evaluated the philosophy and standards on which our compensation practices have been developed and implemented across our Company. It is our belief that our compensation practices do not encourage inappropriate actions by our executive officers. Specifically, we believe that our compensation practices and process avoid:

•	a compensation mix overly weighted toward annual bonus awards;

•	an excessive focus on short-term equity incentive awards that would cause behavior to drive short-term stock price gains in lieu of long-term value creation; and

•	unreasonable financial goals or thresholds that would encourage efforts to generate near-term revenue with an adverse impact on long-term success.
We believe that our current business process and planning cycle fosters the following behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executive officers:

•
we have defined processes for developing strategic and annual operating plans, approval of capital investments, internal controls over financial reporting, and other financial, operational, and compliance policies and practices;

•
annual review of corporate objectives aligns these goals with our annual operating and strategic plans, achieves the proper risk reward balance, and does not encourage unnecessary or excessive risk taking;

•
annual incentive awards are based on a review of a variety of metrics, including both financial performance and strategic achievements, reducing the potential to concentrate on one metric as the basis of an annual incentive award;

•	the mixes between fixed and variable, annual and long-term, and cash and equity compensation are designed to encourage strategies and actions that are in our long-term best interests;

•	discretionary authority is maintained by the Compensation Committee to adjust annual bonus funding and payments, which reduces business risk associated with our cash bonus program; and

•
long-term equity incentive awards vest over a period of time, and as a result of the longer time horizon to receive the value of an equity award, the prospect of short-term or risky behavior is mitigated.

Communicating with the Board of Directors
Any stockholder who wishes to contact a member of our Board of Directors may do so by writing to the following address: Board of Directors, c/o Secretary, LPL Financial Holdings Inc., 75 State Street, Boston, MA 02109. Communications will be distributed to the chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

BOARD OF DIRECTOR COMPENSATION
Pursuant to our Board of Directors compensation policy, each of our non-employee directors receives a $65,000 annual retainer. The Audit Committee Chairperson, the Compensation Committee Chairperson, and the Nominating and Governance Committee Chairperson each receives an additional annual payment of $20,000, $15,000, and $10,000, respectively, for his or her additional duties. Each other Audit Committee, Compensation Committee, and Nominating and Governance Committee member receives an additional annual payment of $10,000, $7,500, and $5,000, respectively, for his or her additional duties. We pay our lead director an additional annual fee of $15,000 in connection with his or her duties. We pay cash compensation to our non-employee directors quarterly. Mr. Casady does not receive any additional compensation for his service as director.
During 2013, Mr. Putnam and our former director Jeffrey Stiefler served on the NestWise Special Committee. In connection with this service, these directors received an additional annual payment of $7,500.
In the past, grants of stock options have supplemented the compensation paid to certain directors. In 2010, we began granting awards of restricted stock to our directors in lieu of stock options. We previously made grants of restricted stock to our directors under the LPL Financial Holdings Inc. Director Restricted Stock Plan. Under our 2010 Plan, we now grant annual awards of restricted stock with an aggregate value of $100,000 (based on the stock price at the close of the market on the grant dates) to each non-employee director, typically in two separate grants during the year, with vesting to occur on the second anniversary of the respective grant date. We believe these grants of equity serve to further align our directors' interests with the interests of our stockholders.
In February 2013, in connection with the revision of our Board of Directors compensation policy, the Board adopted stock ownership guidelines for our directors. These guidelines required that each director, following three years of service, hold a number of shares of Common Stock worth not less than $200,000 in value.
In March 2014, the Board amended and restated the director ownership guidelines to provide that within five years of the date of his or her election to the Board, each non-employee director must maintain ownership of shares of Common Stock equal to five times the annual base retainer then in effect for our non-employee directors, not including any committee retainers. All shares owned outright and beneficially owned by such non-employee director, including all shares of unvested restricted stock, are counted in determining compliance with such minimum ownership. Neither vested nor unvested stock options are counted, however.
The following table sets forth the compensation each of the non-employee directors received from us for service on the Board for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)(2)	Total ($)
Richard W. Boyce	72,500	99,961	172,461
John J. Brennan	94,375	99,961	194,336
Jeffrey Goldstein(3)	40,625	49,991	90,616
Anne M. Mulcahy	51,875	99,961	151,836
James S. Putnam	72,500	99,961	172,461
James S. Riepe	90,313	99,961	190,274
Richard P. Schifter	90,000	99,961	189,961
Jeffrey Stiefler(4)	82,500	99,961	182,461
Allen R. Thorpe(3)	53,125	49,991	103,116
___________________

(1)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock awards granted to our non-employee directors in 2013. The aggregate grant date fair value of these awards, as determined under FASB ASC Topic 718, was determined by multiplying the number of shares underlying the award by the closing price of our Common Stock on the grant date. The grant date weighted fair value per share of each share of restricted stock granted to these directors in 2013 was $35.85. For a description of the assumptions used in calculating the fair value of equity awards, see Note 15 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. For information regarding the number of shares of restricted stock outstanding held by each non-employee director as of December 31, 2013, see the column "Restricted Stock Awards" in the table in footnote 2 below.

(2)	The following table shows the aggregate number of outstanding stock options and restricted stock awards granted to the non-employee directors as of December 31, 2013:

Name	Stock Option Awards	Restricted Stock Awards (3)
Richard W. Boyce	—	6,100
John J. Brennan	—	6,100
Jeffrey Goldstein	—	—
Anne M. Mulcahy	—	2,553
James S. Putnam	—	6,100
James S. Riepe	31,500	6,100
Richard P. Schifter	—	6,100
Jeffrey Stiefler	67,500	6,100
Allen R. Thorpe	—	—
___________________

(3)
Each of Messrs. Goldstein and Thorpe resigned as directors on August 15, 2013. Pursuant to an arrangement between H&F and each of Messrs. Goldstein and Thorpe, the restricted stock awards granted to Messrs. Goldstein and Thorpe were immediately transferred to a fund affiliated with H&F. Awards granted to Messrs. Goldstein and Thorpe were forfeited on their date of resignation.

(4)	Mr. Stiefler served as our director during 2013 but retired effective February 15, 2014 and is not standing for re-election.
In addition to the payments disclosed in the table above, our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to 2013, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis ("CD&A") describes the actions taken by our Compensation Committee with respect to the 2013 compensation for our executive officers, including our named executive officers. Under SEC rules, our "named executive officers" or "NEOs" for 2013 are:

•	Mark S. Casady - Chairman of the Board, Chief Executive Officer

•	Dan H. Arnold - Chief Financial Officer

•	David P. Bergers - Managing Director, Legal & Government Relations and General Counsel

•	Derek J. Bruton - Managing Director, Independent Advisor Services

•	Robert J. Moore - President

•	William E. Dwyer III - former President, National Sales
Mr. Dwyer's employment with the Company terminated on March 29, 2013.
2013 Performance
Overall, the Company's 2013 financial and operating performance were very good and met our expectations. Adjusted EBITDA, our primary financial performance metric, grew to $511 million, or 1.3% above our target for 2013 and 12.5% above 2012. Additionally, the Company performed well against other key metrics and strategic initiatives that had been established at the beginning of 2013. Based on these overall results, the Compensation Committee determined that the pool for annual cash bonus awards paid to our NEOs (as well as to our other executives and employees) would be funded at target levels. This approach is consistent with our compensation philosophy.
Compensation Philosophy
Under the oversight of our Compensation Committee, our executive compensation program rewards sustained financial and operating performance. Our compensation program is designed to incentivize strong performance by linking executives’ compensation to the success of the Company and avoiding practices that may create unwarranted risk.
The design and operation of our program reflect the following objectives:

•	aligning the interests of our executive officers with the interests of our Company and its stockholders;

•	linking our executive officers' compensation to the achievement of both short-term and long-term strategic and operational goals; and

•	attracting, motivating, and retaining highly qualified executive officers who are passionate about the mission of our Company.
We seek to achieve these objectives through the following guiding compensation principles:

•	paying compensation that is competitive with that offered for similar positions with our peer companies;

•	striking a balance between current versus long-term compensation and cash versus equity compensation;

•	linking short-term and long-term incentive compensation largely to objective and, to the extent possible, quantifiable performance measures; and

•	using equity-based compensation for a significant portion of pay.
Compensation Governance
In order to promote strong governance and alignment with stockholder interests, we do the following:

•	benchmark executive compensation against peers with which we compete for talent;

•	maintain a pay mix that is heavily performance-based;

•	maintain stock ownership guidelines for executives;

•	maintain a compensation recoupment policy;

•	retain an independent compensation consultant engaged by, and reporting directly to, the Compensation Committee;

•	conduct annual risk assessments of our executive compensation policies and practices; and

•	hold Compensation Committee executive sessions without management present.
In addition, we do not do the following:

•	re-price stock options without stockholder approval;

•	permit hedging transactions or short sales by executives;

•	permit pledging or holding company stock in a margin account by executives;

•	as of February 24, 2014, enter into individual employment agreements; or

•	provide excise tax gross-ups to executives.
Since our last report, we have made changes to our compensation practices to bring them into greater alignment with our peer companies, provide greater transparency for our employees and investors, and create consistency in how compensation is determined across our organization. These additional changes are discussed below under “—How Compensation Decisions Were Made — Recent Compensation Program Developments.”

Components of Compensation
The core components of our executive compensation program are:

•	Base salary;

•	Annual cash bonus awards;

•	Long-term equity incentive awards; and

•	Severance and change-in-control benefits.
Our Compensation Committee retains flexibility to determine the appropriate level and mix of the various compensation components consistent with our business needs. The mix of compensation elements is intended to provide our NEOs with a competitive total pay package that rewards recent results and drives long-term corporate performance. The cash bonus awards compensate NEOs based upon annual Company and individual performance. We also have a long-term equity incentive program designed to provide equity compensation primarily linked to longer-term Company performance while aligning the interests of our executives with the interests of our stockholders.
Base Salary
We pay our NEOs base salaries in order to provide a stable income that is commensurate with their experience and responsibilities, and reflects competitive market conditions. The base salaries of the NEOs are set based on the responsibilities of the individual, taking into account the individual's skills, experience, prior compensation levels, and market compensation for our peer group. We review base salary for the NEOs annually, although salary changes may not occur with that frequency. Rather, base salaries are increased when individual performance, job scope, or market compensation data indicate that an increase is warranted.
The 2013 base salaries of Messrs. Casady, Moore and Dwyer were unchanged from 2012 and the 2013 base salary of Mr. Bergers was set by the Compensation Committee at the time he joined the Company in August 2013. In 2013, the Compensation Committee provided Mr. Arnold with a merit-based increase in base salary from $440,000 to $475,000, effective as of February 24, 2013. His base salary was further increased from $475,000 to $500,000, effective July 14, 2013, to more closely align with the base salary paid by our peers to their senior financial executives. The Compensation Committee also provided Mr. Bruton with a merit-based increase in base salary from $389,340 to $400,000 in 2013. The 2013 salaries for all of our named executive officers appear in the Summary Compensation Table that follows this CD&A.
Annual Cash Bonus Awards
The Compensation Committee believes that the named executive officers, as key members of the Company’s leadership team, share responsibility for supporting the goals and performance of the Company. At the beginning of each year, we establish annual cash bonus opportunities for our NEOs that are subject to the achievement of both company and individual performance goals, with each NEO's individual opportunity set by reference to market compensation for comparable positions within our peer group. By emphasizing executives’ contributions to the Company’s overall performance rather than focusing only on their individual business or function, we believe that these cash bonuses provide a significant incentive to our NEOs to work towards achieving our Company objectives. The Compensation Committee, after discussion with management and the Compensation Consultant, determines whether the target bonuses are paid. See "—Goals, Objectives and Performance Evaluation." Our Compensation Committee also has the discretion, subject to the terms of the various bonus awards, to pay bonuses above and below the established targets.
For 2013, cash bonuses were awarded to our NEOs (other than Mr. Bergers) under our Executive Bonus Plan. In general, cash bonuses paid under the Executive Bonus Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Because Mr. Bergers joined our Company after commencement of the 2013 performance period under the Executive Bonus Plan, his annual cash bonus was awarded outside the Executive Bonus Plan, although it was calculated and paid consistent with the terms of the plan.
Through our cash bonus awards, we tie a significant portion of the overall compensation of each named executive officer to key short-term corporate objectives and stated financial goals of our Company established annually. See "—Goals, Objectives and Performance Evaluation." Our Compensation Committee, after discussion with management and the Compensation Consultant, determines whether the target bonuses are paid. Our Compensation Committee also has the discretion, subject to the terms of the various bonus awards, to pay bonuses above and below the established targets.

The table below includes the target annual cash bonus award established for each of our NEOs at the beginning of 2013:

Name	Target as a Percentage of Base Salary	Target Award
Mark S. Casady, Chairman and Chief Executive Officer	278%	$2,225,000
Dan H. Arnold, Chief Financial Officer	150%	$750,000
David P. Bergers, Managing Director, Legal & Government Relations and General Counsel(1)	150%	$367,380
Derek J. Bruton, Managing Director, Independent Advisor Services	90%	$360,000
Robert J. Moore, President	176%	$1,100,000
William E. Dwyer III, former President, National Sales(2)	—%	$—
_____________________________

(1)	Mr. Bergers joined our Company on August 5, 2013, and his target award is prorated to reflect his partial year of service.

(2)
Although Mr. Dwyer's target percentage and dollar amount were determined at the same time and in the same manner as the other NEOs, because his employment terminated on March 29, 2013, he forfeited his right to a 2013 cash bonus. However, as shown below under “—Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2013”, Mr. Dwyer received the equivalent of a pro-rated bonus pursuant to his severance agreement.

Our chief executive officer and chief financial officer met with the Compensation Committee in December 2013 and January 2014 to discuss our actual performance compared to our pre-established 2013 corporate objectives. The Compensation Committee determined that overall performance satisfied those objectives, as further described below under "—Goals, Objectives and Performance Evaluation." Therefore, the Compensation Committee determined to fully fund the cash bonus pool for 2013. At a subsequent meeting, the Compensation Committee determined to award our NEOs cash bonuses in the following amounts:

Name	2013 Bonus	Percentage of Target Bonus
Mark S. Casady, Chairman and Chief Executive Officer	$2,500,000	112%
Dan H. Arnold, Chief Financial Officer	$750,000	100%
David P. Bergers, Managing Director, Legal & Government Relations and General Counsel(1)	$367,380	100%
Derek J. Bruton, Managing Director, Independent Advisor Services	$440,000	122%
Robert J. Moore, President	$1,100,000	100%
William E. Dwyer III, former President, National Sales(2)	$—	—%
____________________________

(1)	Mr. Bergers' bonus was pro-rated due to his partial year of service.

(2)
Mr. Dwyer was not eligible to receive a year-end bonus as his employment terminated on March 29, 2013. However, as shown below under “—Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2013”, Mr. Dwyer received the equivalent of a pro-rated bonus pursuant to his severance agreement.

In determining these final bonus payments, the Compensation Committee reviewed overall corporate performance as well as each individual's contribution to the Company's 2013 results. In particular, for Mr. Casady, the Compensation Committee considered the Company's favorable earnings and revenue growth as well as positive results and progress towards our other strategic goals. For Messrs. Moore and Bruton, the Compensation Committee considered, in particular, earnings growth generated from existing advisors, high retention rates among those advisors, as well as recruitment of new financial advisors in a very competitive environment. For Mr. Arnold, the Compensation Committee considered overall financial results including earnings and revenue growth as well as expense management initiatives. The Compensation Committee considered Mr. Bergers’ performance following the commencement of his employment in August 2013 in determining his bonus payment for 2013.
Long-Term Equity Incentive Awards
The purpose of our long-term equity incentive program is to promote achievement of goals that drive long-term stockholder value and retain key executives. We provide stock-based, long-term compensation to our NEOs through equity awards under our stockholder-approved equity plans. Beginning in 2013, after an assessment of peer practice and discussion with the Compensation Consultant, the Compensation Committee diversified our long-term equity incentive awards by granting certain executives RSUs in addition to stock options. This blended approach is intended to focus executives on stock appreciation on both an absolute and relative basis, while enhancing executive retention. Unvested stock options and RSUs generally are forfeited if the named executive officer voluntarily leaves the Company other than upon retirement. We believe that our long-term equity incentive program is critical to our efforts to hire and retain the best talent in the financial services industry.
At the beginning of 2013, the Compensation Committee established annual long-term equity incentive targets for all eligible executives after reviewing the recommendations of management and the information provided by the Compensation Consultant. The 2013 targets levels established by the Compensation Committee were based on executive position, including job scope and base salary, after consideration of our peer group targets and prior years’ awards. For our NEOs, the targets established by our Compensation Committee for 2013 ranged from 83% of base salary to 350% of base salary.
To determine the actual annual long-term incentive ("LTI") awards made to our NEOs, the Compensation Committee considers the target award amount previously set based on a NEO’s role and individual performance and leadership potential. Based upon such considerations, a NEO's ultimate annual long-term equity award can vary from the target amount for a particular role. Generally, actual awards range from 90-110% of target, although awards may fall outside of this range, based on the Compensation Committee's assessment of the individual. The Compensation Committee determined to award our NEOs LTI awards in the following amounts for 2013 performance:

Executive	2013 Annual Base Salary	2013 LTI Target % of Base Salary	2013 LTI Target $	2013 LTI $ Granted(1)
Mark S. Casady	$800,000	350%	$2,800,000	$3,080,000
Dan H. Arnold(2)	$500,000	100%	$500,000	$600,000
David P. Bergers(3)	$600,000	83%	$500,000	$205,000
Derek J. Bruton(4)	$400,000	100%	$400,000	$360,000
Robert J. Moore	$625,000	250%	$1,562,500	$1,575,000
William E. Dwyer III(5)	$—	—%	$—	$—
____________________

(1)
These LTI awards were granted on February 24, 2014 for services provided in fiscal year 2013. Mr. Casady received 100% of his award as a stock option award that is scheduled to vest over a three-year period. The remaining NEOs (other than Mr. Dwyer) received 70% of their awards as stock option awards and 30% of their awards as RSUs, all scheduled to vest over a three-year period. The dollar amount allocated for stock option awards is based on the grant date fair value of the stock options, as represented by the total compensation expense that will be recognized for these awards. We use the Black-Scholes option pricing model to determine our compensation cost for stock option awards. The assumptions used in the Black-Scholes option pricing model for stock option grants made on February 24, 2014, were: (i) an expected life of 6.00 years for each option; (ii) dividend yield of 1.75%; (iii) expected stock price volatility of 44.35%; and (iv) a risk-free rate of return of 2.19%. RSUs are valued at the grant date market price of our Common Stock and the compensation expense is recognized over the vesting period.

(2)	Mr. Arnold's annual base salary increased from $440,000 to $475,000, effective as of February 24, 2013, and from $475,000 to $500,000, effective as of July 14, 2013.

(3)	Mr. Bergers’ LTI award was adjusted to reflect his partial year of service.

(4)	Mr. Bruton's annual base salary increased from $389,340 to $400,000, effective as of February 24, 2013.

(5)	Mr. Dwyer's employment terminated on March 29, 2013 and he did not receive an LTI award for services performed in 2013.
In determining these final LTI awards, the Compensation Committee primarily considered several factors including Company performance, individual performance and leadership potential, as well as retention. In particular, for Mr. Casady, the Compensation Committee considered favorable 2013 performance against Company goals and progress against our long-term strategic plan. For Messrs. Moore and Bruton, the Compensation Committee considered earnings growth generated by financial advisors, high advisor retention rates, and progress against the strategic plan for the business unit they lead. For Mr. Arnold, the Compensation Committee considered overall financial performance during the year, progress against our strategic plan, as well as retention as the Company continues to transform its operating model and related expenses. The Compensation Committee primarily considered Mr. Bergers’ performance since commencement of his employment in August 2013, as well as the equity awards granted to Mr. Bergers in August 2013, as described below.
In accordance with SEC rules, the equity awards shown in our Summary Compensation table and Grants of Plan-Based Awards table appearing elsewhere in this proxy statement were granted during 2013. The awards shown in such tables include the LTI awards granted in February 2013 for services performed in 2012. The LTI awards described in the table above, which were made in February 2014 for services performed in 2013, are not reflected in our Summary Compensation table or Grants of Plan-Based Awards table.

In addition to the annual long-term equity grants disclosed above:

•
On August 5, 2013, Mr. Bergers received a grant of: (i) RSUs with respect to a number of shares having a grant date fair market value of $250,000, vesting in four equal annual installments beginning on the first anniversary of the date of grant, (ii) RSUs with respect to a number of shares having a grant date fair market value of $1,500,000, vesting in full on the second anniversary of the date of grant, and (iii) stock options with a grant date fair value, based on the Black-Scholes model and related assumptions, of $250,000, vesting in four equal annual installments beginning on the first anniversary of the date of grant. These grants were made in connection with the commencement of Mr. Bergers’ employment with us, after consideration of his 13 years of experience, and significant responsibilities at the SEC, most recently as the deputy director of the enforcement division in Washington, DC.

•
On February 24, 2014, both Mr. Moore and Mr. Arnold received a one-time grant of RSUs with respect to a number of shares having a grant date fair market value of $500,000. These grants were made in connection with the changes to our executive compensation program approved and implemented by the Compensation Committee in February 2014, as described in more detail below under “—Recent Compensation Program Developments” and “—Employment Agreements.”

Severance and Change-in-Control Benefits
We adopted the Executive Severance Plan in connection with our initial public offering to enable us to offer a form of protection to our executive officers in the event their employment with us is involuntarily terminated by the Company or is terminated for good reason by the executive (each, a “qualifying termination”). We believe that providing these benefits helps us compete for executive talent and may help us retain current key employees. Prior to February 24, 2014, Messrs. Casady, Moore and Arnold were entitled to severance benefits under their employment agreements with the Company.
As further described below, in February 2014, we terminated the employment agreements with Messrs. Casady, Moore, and Arnold and amended and restated the Executive Severance Plan to provide enhanced severance benefits in the event of a qualifying termination, including double-trigger benefits in the event of a change-in-control of the Company. As of December 31, 2013, Messrs. Bergers and Bruton were eligible for severance benefits under the Executive Severance Plan, and as of February 24, 2014, all of our NEOs (other than Mr. Dwyer), including Messrs. Casady, Moore and Arnold, were eligible for severance benefits under the amended and restated Executive Severance Plan.
Other Compensation Components
401(k) Plan. We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of all eligible employees, including our NEOs. Under the terms of the 401(k) Plan, employees may elect to make pre-tax 401(k) and Roth 401(k) contributions up to the statutorily prescribed limit. After one year of service, we match employee contributions on a pay period basis. For 2013, we provided a “baseline” match in an amount equal to 30% of up to 10% of an employee's designated deferral of their eligible compensation, and we made an additional match equal to 20% of the first 10% of an employee's designated deferral of their eligible compensation. An employee's interests in his or her contributions are 100% vested when contributed. We provide this benefit to all of our eligible employees, and it is provided to our NEOs on the same basis as all other eligible employees.
For 2014, we increased the amount by which we will match employee contributions to better align the Company's matching practices with market practices and to encourage employee participation in the 401(k) Plan. The Company will match contributions in an amount equal to 55% of up to 8% of an employee’s designated 401(k) contribution, after such employee has provided one year of service.
Nonqualified Deferred Compensation. Mr. Arnold, previously an executive of our wholly-owned indirect subsidiary, UVEST Financial Services Group, Inc. (“UVEST”), participates in the UVEST Executive Nonqualified “Excess” Plan (the “UVEST Plan”). The UVEST Plan allows certain highly compensated or management employees to defer up to 100% of their current compensation, which includes for this purpose base salary, service bonus, performance-based compensation, and commissions. Distributions of deferred amounts may be made only upon a qualifying distribution event, which, depending on the individual's election, may be a separation from service, disability (as defined in the UVEST Plan), death, a change-in-control event (as defined in the UVEST Plan), an unforeseeable emergency, or a specified date, or may be the earliest of one or more of these events. At the time an election is made to defer compensation under the UVEST Plan, participants may choose, with respect to each potential qualifying distribution event, to receive amounts in either a lump sum or in equal annual installments over a number of years (but not to exceed five years). Deferred amounts are credited with an investment return determined as if the amounts were invested in one or more investment funds made available by the UVEST Plan and selected by a participant. The UVEST Plan is intended to be a nonqualified deferred compensation plan operated in compliance with Section 409A of the Internal Revenue Code. The amounts of compensation Mr. Arnold elected to defer under the UVEST Plan in 2013 are described in the table below titled Non-Qualified Deferred Compensation for the Year Ended December 31, 2013.

Mr. Arnold also received reimbursement from us for certain taxes and tax planning services incurred in 2013 in connection with his participation in the UVEST Plan.
Goals, Objectives and Performance Evaluation
Our NEOs are primarily responsible for ensuring that the Company achieves our annual and long-term goals. At the beginning of each year, our Compensation Committee determines, with the input of the chief executive officer and the management team, the corporate goals and objectives for the upcoming year. In evaluating incentive compensation at the end of the year, our Compensation Committee considers the Company's financial results as well as qualitative factors that are subjectively determined to drive long-term value for stockholders. The Compensation Committee does not use any formal weightings in making its determinations, although Adjusted EBITDA is the primary performance metric used to assess financial performance. The performance of the Company against these goals is assessed each year by our chief executive officer and chief financial officer, together with our Compensation Committee.
We established the following specific goals and objectives for 2013, against which performance for our NEOs was judged at year-end:

•	Delivering high-quality financial results, including achieving Adjusted EBITDA of approximately $505 million and adjusted earnings of approximately $250 million;

•	Attracting and retaining advisors and financial institutions while driving customer engagement;

•	Improving the Company’s operating efficiency and scalability;

•	Building the Company’s brand as an employer of choice;

•	Executing on key investments and critical strategic initiatives;

•	Managing the Company's risk profile and reputation; and

•	Repositioning technology as a competitive enabler through transformation of existing and introduction of new technology offerings.
In assessing the year-end performance of our NEOs during 2013, the Compensation Committee considered their performance against these and other goals and objectives and noted the following:

•
The Company's full year financial results were slightly above targeted levels, generating Adjusted EBITDA of $511 million or 1.3% ahead of our $505 million plan and earnings of $259 million which was 3.6% ahead of our $250 million plan;

•
Recruitment of advisors and financial institutions ended 2013 behind the Company’s original target, but reflected an industry-wide slowdown in business development in the first half of the year. We retained 97.2% of our advisors’ production, which exceeded our target;

•	We performed well against our cost management goals, achieving over $8.5 million in annualized savings through a combination of productivity and operational improvements;

•
We saw significant improvement in employee engagement, as measured by a 9-point increase in favorable responses to our annual employee engagement index and we also made significant improvements in the areas of talent development and the redesign of broad-based employee compensation and benefits programs;

•	We enhanced our firm-wide risk assessment processes and supervisory platforms as we continued to identify key risk areas and develop corresponding mitigation procedures;

•	We made progress against longer-term strategic opportunities that we see in the retirement and high-net-worth markets. Our closure of NestWise allowed us to focus on our longer-term efforts; and

•
We announced several new technology enhancements in 2013, including the new LPL Financial mobile application, a streamlined office suite, which includes eSignature and remote deposit capabilities, a new trading and rebalancing platform and significant enhancements to Account View, our end-client application.

As we look forward to 2014, the Compensation Committee has recommitted our management team to goals that are generally consistent with those adopted in 2013.

How Compensation Decisions Were Made
Role of Compensation Committee
Our Compensation Committee is composed entirely of independent directors under the listing rules of The NASDAQ Global Select Market and is responsible for establishing our human resources policies, including our compensation philosophy, and overseeing our executive compensation policies and program. Our Compensation Committee reviews and gives final approval of the total compensation payable to each of our named executive officers, as well as the structure and implementation of the Company's overall compensation programs. In establishing total target compensation levels for our NEOs, the Compensation Committee, with input from our Compensation Consultant, determines the ranges of market compensation that it believes will enable us to effectively compete for and retain high-performing, qualified executives. The Compensation Committee's charter sets forth the Compensation Committee's responsibilities.
Role of Executive Officers
At the beginning of each year, our executive officers develop the corporate goals and objectives that they believe should be achieved for the Company to be successful, which are reviewed with the Compensation Committee for the purpose of establishing how executive performance will be assessed. These objectives are derived largely from the Company’s annual financial and strategic planning sessions, and are prioritized and aligned with the Company’s long-term strategic plan. The objectives include both quantitative financial measurements and qualitative strategic and operational goals. The chief executive officer and the chief financial officer provide quarterly reports to the Compensation Committee assessing the Company’s performance against the corporate goals and objectives.
Our chief executive officer annually reviews the individual performance of each of his direct reports, including the NEOs (but excluding himself), and provides the Compensation Committee with evaluations of each such direct report as well as recommendations regarding such person's base salary level, annual cash bonus, and LTI award. Our chief human capital officer also attends Compensation Committee meetings and assists the Compensation Committee and the chief executive officer in recommending the final compensation levels for our named executive officers. Both the chief executive officer and the chief human capital officer leave the meetings during discussions of compensation actions affecting them personally.
The Compensation Committee meets in executive session to independently determine the achievement of performance goals and decide the salary and incentive compensation for the chief executive officer, with input from the Compensation Consultant and the non-management directors, who also meet in executive session to consider the chief executive officer’s performance and compensation.
Role of Compensation Consultant
Our Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. The Compensation Committee has engaged the Compensation Consultant to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in the industry, primarily with respect to the compensation of the executive officers. In 2013, the Compensation Consultant worked directly with the Compensation Committee and management to develop recommendations for compensation levels for our executive officers. In addition, the Compensation Consultant provided competitive compensation program and policy data as well as information concerning compensation plan design. Finally, the Compensation Consultant conducted a risk assessment of the Company’s executive compensation policies and practices.
The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to SEC rules and has determined that the work provided by the Compensation Consultant did not raise a conflict of interest.

Benchmarking
We believe that a competitive pay package is a critical tool in our efforts to attract and retain qualified executives. During 2013, the Compensation Committee engaged the Compensation Consultant to prepare an analysis to benchmark and assess our overall compensation program and practices against marketplace standards. The Compensation Committee's purpose in requesting this analysis was to ensure that the Company's executive compensation practices are competitive with its peers. Working with the Compensation Consultant, the Compensation Committee reviewed the total compensation that each of our named executive officers is eligible to receive against the compensation levels of comparable positions of a peer group of companies. The companies within our peer group consisted of:

Alliance Data Systems, Corp.	GFI Group Inc.
Ameriprise Financial, Inc.	Knight Capital Group, Inc.
Broadridge Financial Solutions, Inc.	National Financial Partners Corp.
Charles Schwab & Co., Inc.	Raymond James Financial, Inc.
DST Systems, Inc.	SEI Investments Company
E*Trade Financial Corp.	Stifel Financial Corp.
Fidelity National Information Systems	TD Ameritrade Inc.
Fiserv, Inc.	Waddell & Reed Inc.
Our goal is to ensure that we continue to measure our compensation practices against organizations that compete with us for key executives, that are considered important benchmarks in our industry, and that are comparable in size and scope to our business. As companies comprising our peer group change due to merger, acquisition, market capitalization, or business model, the Compensation Committee will consider appropriate changes to the group. Knight Capital Group, Inc. and National Financial Partners Corp. were acquired during 2013 and will likely be dropped from our peer group for 2014. The median revenue of companies within our peer group was $2.44 billion in 2012, with median market capitalization of $3.5 billion as of December 31, 2012. The Company's total net revenues were $3.66 billion in 2012, and its market capitalization was $3.0 billion as of December 31, 2012.
Recent Compensation Program Developments
With the assistance of the Compensation Consultant, management and the Compensation Committee completed a comprehensive review of our executive compensation program in 2012. While no additional fundamental changes were made to our philosophy in 2013, we continued to review and, where appropriate, to make changes to our compensation practices to bring them into greater alignment with our peer companies where appropriate, provide greater transparency for our employees and investors, and create consistency in how compensation is determined across our organization. These changes (some of which were approved or will become effective in 2014) include:

•
refining the total compensation targets and pay mix for executive officers. While our overall structure is market competitive and performance-based, a flexible approach is used to establish targets for base salary, bonus targets and LTI targets for each individual and role. This results in some variability of the mix of these pay components across the executive officer roles;

•
clarifying the two-step methodology for determining individual executive bonuses. The first step requires a determination as to the level of funding the overall bonus pool, based entirely upon performance against the Company’s goals. The second step requires a determination of an individual’s awards based upon individual or business unit performance during the year;

•	a decision to shorten the general four-year ratable vesting period for stock options and RSUs to a three-year ratable vesting period for awards granted in fiscal years after 2013;

•
a decision to expand the definition of "Retirement" for purposes of accelerated vesting of equity awards granted in fiscal years after 2013 to include a termination of employment upon the attainment of age 55 and completion of 10 years of service (in addition to the former Retirement definition which was based upon to the attainment of age 65 and the completion of five years of service);

•	the revision of our stock ownership guidelines for executive officers, to set ownership thresholds at a multiple of base salary; and

•
the adoption of a compensation recoupment policy that would apply in the event of a restatement of the Company’s financial statements due to material non-compliance with financial reporting requirements under the securities laws.

In addition during 2013, the Compensation Committee considered whether the use of executive employment agreements remained consistent with our overall compensation philosophy. Following a careful consideration of this issue, in February 2014, the Compensation Committee approved the following actions:

•	the termination of the employment agreements with Messrs. Casady, Arnold and Moore, effective as of February 24, 2014; and

•	modification of our Executive Severance Plan, effective as of February 24, 2014, to provide for enhanced severance benefits as further described below.
Messrs. Casady, Arnold, and Moore agreed to the termination of their employment agreements, the terms of which are described elsewhere in this proxy statement under “—Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2013.” Collectively, these changes are intended to further strengthen our performance orientation, align our program more closely with market practices and promote greater executive engagement and retention.
Other Compensation Policies and Practices
No Employment Agreements
Following the termination of our employment agreements with Messrs. Casady, Arnold and Moore, we do not have individual employment agreements with any of our executive officers, including our named executive officers, although we have a practice of entering into offer letters with new executive officers that generally lay out the expected terms and conditions of their employment, including potential levels of compensation. Our executives serve at the will of the Board, and their rights to severance benefits following a termination of employment, if any, will be determined under our Executive Severance Plan, which now applies uniformly to our executives at the managing director level and above.
Executive Severance Plan
Under our Executive Severance Plan, participants who experience a qualifying termination are eligible to receive continued payment of base salary for one year, an amount equal to the most recent annual bonus paid or payable to the executive and a subsidy of COBRA continuation benefits for one year.
In addition, effective February 24, 2014, the Compensation Committee amended and restated the Executive Severance Plan to include the following modifications:

•	Vesting of outstanding time-based equity and equity-based awards will accelerate by one year upon a qualifying termination; and

•
Addition of a “double-trigger” change-in-control policy pursuant to which executive officers are eligible to receive enhanced severance benefits in the event of qualifying termination within 12 months following a change-in-control. Such enhanced benefits include the right to receive 18 months of salary continuation and an amount equal to 150% of the executive’s target bonus for the year of termination, as well as immediate vesting of all unvested time-based equity and equity-based awards and prorated vesting of all unvested performance-based equity and equity-based awards at the target level.

These benefits are described in more detail elsewhere in this proxy statement under "—Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2013."
Stock Ownership Guidelines
We have adopted stock ownership guidelines that are intended to better align the interests of our executive officers with the interests of our stockholders. During 2013, our executive officers were required to achieve and maintain ownership of Common Stock at a threshold equal to 75% of the average annual options granted to the executive in 2008 and thereafter. Unless and until this threshold was achieved, the guidelines limited the executive's ability to transfer shares underlying these option grants, except for transfers that were: (i) below a specified annual limit; (ii) for estate-planning purposes; or (iii) approved by the Compensation Committee.
Effective for 2014, we revised and simplified our stock ownership guidelines by setting the ownership threshold as a multiple of an executive’s base salary. Executives at the managing director level and above (which includes our NEOs) are required to achieve and maintain ownership of Common Stock at a threshold equal to three (3) times his or her base salary, while our CEO is required to achieve and maintain a threshold equal to six (6) times his base salary. Generally, executive officers have five (5) years from the time they become an executive officer to meet the threshold requirements. We believe the revised stock ownership guidelines are more conventional and transparent, and better aligned with market practices. Our stock ownership guidelines may be found on our website at www.lpl.com. All of our executive officers are in compliance with the new guidelines except for those who have been with the Company for fewer than three (3) years who are still within the five (5) year time period to gain compliance.
Anti-Hedging and Anti-Pledging Policy
We believe that hedging transactions may permit executives to own Company securities obtained through our executive compensation program or otherwise without the full risks and rewards of ownership. When that occurs, an executive may no longer have the same objectives as the Company’s other stockholders. As a result, we have adopted a policy, included within our Insider Trading Policy, which prohibits executives from hedging or monetization transactions, including through the use of puts and call options, collars, exchange funds, prepaid variable forwards and equity swaps. We also prohibit executives from holding Company securities in a margin account, because a margin or foreclosure sale may occur when an executive is aware of material nonpublic information or otherwise not permitted to trade.
Rule 10b5-1 Plan Policy
The Company has adopted a policy (the “10b5-1 Policy”) for all executive officers and directors of the Company who adopt Rule 10b5-1 plans for trading in Company securities. The 10b5-1 Policy is designed to prevent inadvertent violations of the federal securities laws when implementing Rule 10b5-1 plans.
Annual Compensation Risk Assessment
The Compensation Committee annually reviews our executive compensation policies and practices to ensure that they do not encourage unnecessary and excessive risks. In 2013, the Compensation Consultant provided a “comfort letter” in connection with the review, the results of which are discussed elsewhere in this proxy statement under “Information Regarding Board and Committee Structure — Risk Management and Compensation Policies and Practices.”
Say-on-Pay Feedback from Stockholders
In 2011, we submitted our executive compensation program to an advisory vote of our stockholders, commonly referred to as a “say-on-pay” proposal, and it received the support of over 87% of the total votes cast at our 2011 annual meeting of stockholders. We also held an advisory vote in 2011 on the frequency of future say-on-pay proposals. Our stockholders recommended that say-on-pay votes occur every three years. In light of developing market practices, however, our Compensation Committee believes that it is advisable to hold say-on-pay votes annually rather than triennially. Therefore, going forward we will hold an advisory vote on the compensation of our named executive officers on an annual basis. The Compensation Committee intends to consider carefully the results of the advisory stockholder votes as it reviews and determines the total compensation packages for our NEOs.
162(m) Policy and Executive Bonus Plan
Pursuant to Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million that is paid to certain executive officers is not deductible unless it qualifies as “performance-based compensation.” Our Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company's executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration. From time to time, the Compensation Committee may, and reserves the right to, award or approve compensation that is not deductible under Section 162(m) in order to provide competitive levels of total compensation for our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives.
Our annual cash bonus awards are generally granted under the Executive Bonus Plan and structured to qualify as “performance-based compensation” under Section 162(m). Within the first 90 days of the annual performance period, the Compensation Committee establishes our objective performance criteria for the period and grants eligible participants a maximum potential award under the Executive Bonus Plan based on that performance criteria. Following the conclusion of the performance period, the Compensation Committee certifies whether the objective performance criteria were satisfied. If so, the Compensation Committee may exercise negative discretion to determine the actual amount of the annual cash bonus awards to be paid to each participant under the Executive Bonus Plan.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
OF THE BOARD OF DIRECTORS
The following independent directors, who constitute the Compensation Committee, have reviewed the Compensation Discussion and Analysis with our management and recommended that it be included in this proxy statement.

James S. Riepe, Chairperson Richard W. Boyce John J. Brennan
March 26, 2014
COMPENSATION OF NAMED EXECUTIVE OFFICERS
In accordance with SEC rules, the equity awards shown in our Summary Compensation Table and Grants of Plan-Based Awards table for the fiscal year 2013 were granted in February 2013 in respect of services performed in 2012. Please refer to the Compensation Discussion and Analysis included in last year's proxy statement for a discussion of these awards.
The tables in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our NEOs. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures.
Summary Compensation Table for Year Ended December 31, 2013
The following table sets forth information concerning the total compensation for the years ended December 31, 2013, 2012 and 2011 for the NEOs:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Mark S. Casady Chairman, CEO	2013	800,000		—		—	2,799,991	2,500,000	37,342	(5)	6,137,333
	2012	800,000		—		—	2,800,000	1,000,000	48,553	(6)	4,648,553
	2011	800,000		—		—	—	2,091,625	47,673	(7)	2,939,298
Dan H. Arnold CFO	2013	481,534	(8)	—		144,917	574,999	750,000	142,150	(9)	2,093,600
	2012	421,858	(10)	—		—	408,002	292,000	174,777	(11)	1,296,637
	2011	400,000		—		—	—	394,000	5,362	(14)	799,362
David P. Bergers(12) Managing Director, Legal & Government Relations and General Counsel	2013	244,932		1,500,000	(13)	1,679,132	249,984	367,380	6,742	(14)	4,048,170

Derek J. Bruton(15) Managing Director Independent Advisor Services	2013	398,423	(16)	—		237,288	342,535	440,000	30,041	(14)	1,448,287

Robert J. Moore President	2013	625,000		—		—	1,362,499	1,100,000	34,636	(14)	3,122,135
	2012	625,000		—		—	1,562,500	360,000	37,492	(17)	2,584,992
	2011	625,000		—		—	—	1,051,960	6,311	(18)	1,683,271
William E. Dwyer III(19) Former President, National Sales	2013	134,411		—		—	1,393,745	—	866,702	(20)	2,394,858
	2012	550,123	(21)	—		—	1,562,500	443,750	10,272	(22)	2,566,645
	2011	512,500		—		—	—	597,705	10,991	(23)	1,121,196
___________________

(1)
These amounts reflect the grant date fair value of restricted stock units ("RSUs") as determined by the market price of the Common Stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
These amounts reflect the grant date fair value of stock options as determined under FASB ASC Topic 718 and using the Black-Scholes model. The underlying valuation assumptions for stock option awards made are further disclosed in Note 15 to our consolidated financial statements filed with our Annual Reports on Form 10-K for the years ended December 31, 2013, 2012 and 2011. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Due to a change in the timing of our annual equity awards, there were no stock option awards granted to our NEOs during fiscal year 2011.

(4)
Represents the dollar value of annual cash bonus awards earned under the Executive Bonus Plan by each NEO. Because Mr. Bergers joined our Company after commencement of the 2013 performance period under the Executive Bonus Plan, the amount shown represents the annual cash bonus awarded outside the Executive Bonus Plan, which was nevertheless calculated and paid in the same manner as if it had actually been awarded under the plan.

(5)	Includes $37,119 relating to automobile lease payments and related expenses and $223 in securities commissions.

(6)	Includes $18,905 relating to personal use of Company chartered aircraft, $28,169 relating to automobile lease payments and related expenses, and $1,479 in securities commissions.

(7)	Includes $36,184 relating to personal use of Company chartered aircraft, $10,101 relating to automobile lease payments and related expenses, and $1,388 in securities commissions.

(8)	Mr. Arnold began the year with a base salary of $440,000, but received increases in salary to $475,000 and then to $500,000 during the year.

(9)
Includes $57,469 of taxable relocation expenses, a tax gross-up payment of $34,599 related to relocation expenses, $26,943 relating to automobile lease payments and related expenses, and a payment of $23,139 in reimbursement from us for certain taxes and tax planning services incurred in 2013 in connection with his participation in the UVEST Plan, including a related tax-gross up of $12,074.

(10)	Mr. Arnold began the 2012 year with a base salary of $400,000, but received an increase in salary to $440,000 upon his promotion to chief financial officer.

(11)	Includes $113,431 of taxable relocation expenses, a tax gross-up payment of $34,765 related to relocation expenses, and $26,581 relating to automobile lease payments and related expenses.

(12)	Mr. Bergers joined the Company on August 5, 2013, and therefore he did not receive compensation from the Company in 2012 or 2011. His compensation is disclosed for the year ended December 31, 2013.

(13)	Represents a signing bonus.

(14)	Represents automobile lease payments and related expenses.

(15)	Mr. Bruton was not a named executive officer in 2012 or 2011. His compensation is therefore only disclosed for the year ended December 31, 2013.

(16)	Mr. Bruton began the year with a base salary of $389,340, but received an increase in salary to $400,000 during the year.

(17)	Includes $4,633 relating to personal use of Company chartered aircraft and $32,859 relating to automobile lease payments.

(18)	Represents personal use of Company chartered aircraft and automobile lease payments and related expenses.

(19)	Mr. Dwyer's employment with the Company terminated effective March 29, 2013.

(20)
Includes $864,135 relating to severance paid in 2013 in connection with Mr. Dwyer's termination of employment, $2,561 relating to automobile lease payments and related expense, and $6 in securities commissions. Additional amounts payable to Mr. Dwyer as severance after December 31, 2013 are reflected in the table under "—Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2013" and are subject to his continued compliance with restrictive covenants, as set forth in his separation agreement.

(21)	Mr. Dwyer began the year with a base salary of $512,500, but received an increase in salary to $557,500 during the year.

(22)	Includes $10,243 relating to automobile lease payments and related expenses and $29 in securities commissions.

(23)	Includes $545 relating to personal use of Company chartered aircraft, $10,242 related to automobile lease payments and related expenses, and $204 in securities commissions.

2013 Grants of Plan-Based Awards
The following table provides additional information about stock option awards granted to our named executive officers during the year ended December 31, 2013:

Name	Grant Date	Stock Awards: Shares of Stock or Units (#)		Option Awards: Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Mark S. Casady	2/22/2013	—		234,513	$31.60	$2,799,991
Dan H. Arnold	2/22/2013	4,837	(3)	48,159	$31.60	$719,916
David P. Bergers	8/5/2013	44,191	(4)	16,868	$39.60	$1,929,116
Derek J. Bruton	2/22/2013	7,869	(5)	28,689	$31.60	$579,823
Robert J. Moore	2/22/2013	—		114,116	$31.60	$1,362,499
William E. Dwyer III	2/22/2013	—		116,733	$31.60	$1,393,745
___________________

(1)
This represents the number of stock options awarded. These awards are scheduled to vest over a four-year period in four equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(2)
These amounts are the grant date fair value of the RSUs and stock options as represented by the total compensation expense that will be recognized for these awards. RSUs are valued using the market price of the Common Stock on the date of grant. We use the Black-Scholes option pricing model to estimate our compensation cost for stock option awards. Please see Note 15 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for assumptions used by the Company in calculating the fair value of its employee stock options with the Black-Scholes valuation model.

(3)	This represents the number of RSUs granted on February 25, 2013. The RSUs are scheduled to vest on the second anniversary of the grant date.

(4)
This represents the total number of RSUs granted on August 5, 2013, of which 37,878 RSUs are scheduled to vest on the second anniversary of the grant date and 6,313 RSUs are scheduled to vest over a four-year period in four equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(5)
This represents 3,224 RSUs granted on February 25, 2013 that are scheduled to vest on the second anniversary of the grant date and 4,645 RSUs granted on February 22, 2013 that are scheduled to vest over a four-year period in four equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

Outstanding Equity Awards at December 31, 2013
The following table sets forth information with respect to unexercised stock option awards and unvested RSUs as of December 31, 2013. Stock options vest in equal increments over a three- to five-year period and expire on the tenth anniversary following the date of grant. RSUs vest over a two- to four-year period.

	Option Awards					RSUs
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Mark S. Casady	96,000	24,000	(1)	22.08	9/14/2019	—		—
	90,000	60,000	(1)	34.61	12/22/2020	—		—
	37,288	149,151	(1)	32.26	2/9/2022	—		—
	—	234,513	(2)	31.60	2/22/2023	—		—
Dan H. Arnold	50,000	—	(1)	27.80	2/5/2018	4,837	(3)	227,581
	16,000	4,000	(1)	22.08	9/14/2019	—		—
	24,000	16,000	(1)	34.61	12/22/2020	—		—
	5,433	21,734	(1)	32.26	2/9/2022	—		—
	—	48,159	(2)	31.60	2/22/2023	—		—
David P. Bergers	—	16,868	(2)	39.60	8/5/2023	44,191	(4)	2,079,187
Derek J. Bruton	15,000	—	(1)	27.80	3/12/2018	7,869	(5)	370,236
	20,000	—	(1)	27.17	6/10/2018	—		—
	32,652	—	(6)	19.74	6/12/2019	—		—
	32,000	8,000	(1)	22.08	9/14/2019	—		—
	21,450	14,300	(1)	34.61	12/22/2020	—		—
	5,537	22,149	(1)	32.26	2/9/2022	—		—
	—	28,689	(2)	31.60	2/22/2023	—		—
Robert J. Moore	108,609	—	(1)	26.33	9/9/2018	—		—
	130,000	—	(6)	19.74	6/12/2019	—		—
	55,391	16,000	(1)	22.08	9/14/2019	—		—
	57,000	38,000	(1)	34.61	12/22/2020	—		—
	20,808	83,232	(1)	32.26	2/9/2022	—		—
	—	114,116	(2)	31.60	2/22/2023	—		—
William E. Dwyer III	—	—		—		—		—
___________________

(1)	These awards vest over a five-year period in five equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(2)	These awards vest over a four-year period in four equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(3)	This represents the number of RSUs granted on February 25, 2013. The RSUs are scheduled to vest on the second anniversary of the grant date.

(4)
This represents the total number of RSUs granted on August 5, 2013, of which 37,878 RSUs are scheduled to vest on the second anniversary of the grant date and 6,313 RSUs are scheduled to vest over a four-year period in four equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(5)
This represents 3,224 RSUs granted on February 25, 2013 that are scheduled to vest on the second anniversary of the grant date and 4,645 RSUs granted on February 22, 2013 that are scheduled to vest over a four-year period in four equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(6)	This award vested completely on June 12, 2012, the third anniversary of the grant date.

2013 Option Exercises and Stock Vested
The following table sets forth the options exercised during the year ended December 31, 2013. As of December 31, 2013, no RSUs previously awarded to our NEOs had vested.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark S. Casady	—	—
Dan H. Arnold	—	—
David P. Bergers	—	—
Derek J. Bruton	22,348	289,858	(1)
Robert J. Moore	—	—
William E. Dwyer III	67,382	407,451	(2)
___________________

(1)	These options were granted on June 12, 2009 at a grant price of $19.74. These options were exercised on February 11, 2013 at an exercise price of $32.71, resulting in a value realized of $289,858.

(2)
These options were granted on February 5, 2008, September 14, 2009, December 22, 2010, and February 9, 2012 at grant prices of $27.80, $22.08, $34.61, and $32.26, respectively. These options were exercised on June 21, 2013 at exercise prices of $37.27, $37.13, $37.03, $36.89, and $36.90, resulting in a value realized of $407,451.

Non-Qualified Deferred Compensation for the Year Ended December 31, 2013
The following table sets forth information relating to non-qualified deferred compensation for each named executive officer for the year ended December 31, 2013:

Non-qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013 ($)(1)
Mark S. Casady	—	—	—	—	—
Dan H. Arnold(2)	79,800	—	19,857	—	125,317
David P. Bergers	—	—	—	—	—
Derek J. Bruton	—	—	—	—	—
Robert J. Moore	—	—	—	—	—
William E. Dwyer III	—	—	—	—	—
___________________

(1)	Amounts included herein do not constitute above-market or preferential earnings (loss) and therefore are not reported as compensation in the Summary Compensation Table.

(2)	These amounts relate to Mr. Arnold's participation in the UVEST Executive Nonqualified "Excess" Plan.

Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2013
The following table presents, for each NEO other than Mr. Dwyer, the potential post-employment payments upon a termination or change-in-control and assumes that the triggering event took place on December 31, 2013. For Mr. Dwyer, the table below presents actual amounts payable pursuant to his separation agreement, in connection with his termination of employment on March 29, 2013. Set forth below the table is a description of certain post-employment arrangements with our NEOs, including the severance benefits and change-in-control benefits to which they would have been entitled under either their employment agreements or the Executive Severance Plan, as applicable, as of December 31, 2013.

Named Executive Officer	Benefit	Without Cause or For Good Reason ($)		Disability and Death ($)		Change-in- Control ($)(20)
Mark S. Casady	Severance	3,025,000	(1)	—		—
	Bonus	2,225,000	(2)	2,225,000	(2)	—
	Accelerated Vesting of Stock Options	—		7,174,849	(3)	7,174,849	(4)
	Accelerated Vesting of RSUs	—		—		—
	Group Benefit Cont.	53,557	(5)	26,778	(6)	—
Dan H. Arnold	Severance	1,000,000	(7)	500,000	(8)	—
	Bonus	2,250,000	(9)	750,000	(10)	—
	Accelerated Vesting of Stock Options	—		1,364,422	(3)	99,880	(11)
	Accelerated Vesting of RSUs	—		227,581	(12)	—
	Group Benefit Cont.	—		—		—
David P. Bergers	Severance	600,000	(13)	—		—
	Bonus	367,380	(14)	—		—
	Accelerated Vesting of Stock Options	—		125,667	(3)	—
	Accelerated Vesting of RSUs	—		2,079,187	(12)	—
	Group Benefit Cont.	21,825	(15)	—		—
Derek J. Bruton	Severance	400,000	(13)	—		—
	Bonus	440,000	(14)	—		—
	Accelerated Vesting of Stock Options	—		1,148,841	(3)	199,760	(11)
	Accelerated Vesting of RSUs	—		370,236	(12)	—
	Group Benefit Cont.	21,513	(15)	—		—
Robert J. Moore	Severance	2,587,499	(16)	—		—
	Bonus	1,100,000	(2)	1,100,000	(2)	—
	Accelerated Vesting of Stock Options	—		3,866,333	(3)	3,866,333	(4)
	Accelerated Vesting of RSUs	—		—		—
	Group Benefit Cont.	39,217	(5)	19,608	(6)	—
William E. Dwyer III	Severance	2,365,000	(17)	—		—
	Bonus	150,685	(18)	—		—
	Accelerated Vesting of Stock Options	—		—		—
	Accelerated Vesting of RSUs	—		—		—
	Group Benefit Cont.	15,501	(19)	—		—
___________________

(1)	Represents payment under his employment agreement of an amount equal to the sum of Mr. Casady's base salary and target bonus for the year in which the date of termination occurs.

(2)
Represents payment under his employment agreement of an amount equal to (i) pro-rated actual bonus for the year in which the date of termination occurs (capped at the target bonus amount) in the case of termination without cause or for good reason and (ii) pro-rated target bonus for the year in which the date of termination occurs in the case of death or disability.

(3)
Represents exercise by the NEO of all stock options the vesting of which would have been accelerated upon termination due to death. Upon death, the NEO's unvested stock options would have become fully vested. Amounts are based on $47.05 per share, the closing price of one share of our Common Stock on December 31, 2013 and assume an exercise only if $47.05 per share is greater than the exercise price of the stock option.

(4)
Represents exercise by the NEO of all stock options the vesting of which would have been accelerated upon a change-in-control. Unvested stock options granted under our 2010 Plan would have become fully vested upon a change-in-control. If the NEO's employment had terminated without cause or for good reason within 12 months following a change-in-control, the NEO's unvested stock options granted under our 2008 Stock Option Plan would have become fully vested. Amounts are based on $47.05 per share, the closing price of one share of our Common Stock on December 31, 2013 and assume an exercise only if $47.05 per share is greater than the exercise price of the stock option.

(5)	Represents the estimated value of two years of continued participation of the NEO and his qualified beneficiaries under the Company's group life, health, dental and vision plans.

(6)
Represents the lump sum payment under his employment agreement of an amount equal to 100% of the premium of continued health and dental plan participation under COBRA for the NEO and his qualified beneficiaries for a one-year period.

(7)	Represents continued payment under his employment agreement of base salary for 24 months.

(8)
Represents continued payment under his employment agreement of base salary for 12 months, assuming no reduction due to benefits under applicable short- or long-term disability plans, in the case of disability. In the case of death, Mr. Arnold would have been entitled to payment under his employment agreement of base salary through month-end.

(9)
Represents payment under his employment agreement of (i) the pro-rated actual bonus for the year in which such termination occurs and (ii) an amount equal to twice the bonus paid for the most recently completed calendar year.

(10)	Represents payment under his employment agreement of the pro-rated actual bonus for the year in which such termination occurs, in the case of death or disability.

(11)
Represents exercise by the NEO of all stock options granted under our 2008 Stock Option Plan the vesting of which would have been accelerated if the NEO's employment had terminated without cause or for good reason within 12 months following a change-in-control. Amounts are based on $47.05 per share, the closing price of one share of our Common Stock on December 31, 2013 and assume an exercise only if $47.05 per share is greater than the exercise price of the stock option.

(12)
Represents RSUs, the vesting of which would have been accelerated upon a termination due to death. Upon death, the NEO's unvested RSUs would have become fully vested. Amounts are based on $47.05 per share, the closing price of one share of our Common Stock on December 31, 2013.

(13)	Represents continued payment under our Executive Severance Plan of the NEO's base salary in effect on the separation date for 12 months.

(14)	Represents payment under our Executive Severance Plan of an amount equal to the bonus paid to the NEO for the most recently completed calendar year.

(15)
Represents the lump sum payment under our Executive Severance Plan of an amount equal to 100% of the premium of continued health and dental plan participation under COBRA for the NEO and his qualified beneficiaries for a one-year period.

(16)	Represents payment under his employment agreement of an amount equal to 1.5 times the sum of the NEO's base salary and target bonus for the calendar year of termination.

(17)
Represents the total amount of severance to which Mr. Dwyer may be entitled in accordance with his separation agreement, including the cost of title transfer for his vehicle, conditioned upon his continued compliance with the terms of his separation agreement, including a set of restrictive covenants. Of this amount, $864,135 had been paid to Mr. Dwyer as of December 31, 2013.

(18)	Represents the equivalent of a 2013 pro-rated bonus received by Mr. Dwyer in accordance with his separation agreement.

(19)	Represents the employer portion of premiums payable to Mr. Dwyer in accordance with his separation agreement.

(20)
If the employment of the NEO (other than Mr. Dwyer) is terminated by us without cause, or by the NEO (other than Mr. Dwyer) for good reason, in connection with a change-in-control, he would also be eligible for the severance, bonus and group benefit continuation under the column titled "Without Cause or For Good Reason."

Employment Agreements
In connection with our initial public offering, we entered into employment agreements with Messrs. Casady, Moore, and Dwyer (together, the “IPO Employment Agreements”). The IPO Employment Agreements had a three-year term (five years in the case of Mr. Casady), beginning on November 23, 2010, with automatic renewal for successive terms of one year each following the initial term, unless we provided notice of non-renewal within 90 days prior to the completion of the then-current term. In addition to the other terms of his IPO Employment Agreement set forth below, we had agreed in Mr. Casady's agreement to take steps to ensure that Mr. Casady is elected to and remains a member of the Board of Directors. In March 2013, Mr. Dwyer entered into a separation agreement with us in connection with his termination of employment with the Company, which agreement set forth his receipt of severance consistent with his employment agreement.
On December 26, 2012, we entered into an amended and restated employment agreement with Mr. Arnold setting forth the terms of his continued employment as our chief financial officer (the “Arnold Employment Agreement”). The Arnold Employment Agreement had an initial term ending on November 23, 2013, with automatic renewal for successive terms of one year following the initial term each unless we provided notice of non-renewal within 90 days prior to the completion of the then-current term. The Arnold Employment Agreement and the IPO Employment Agreements are collectively referred to below as the “Employment Agreements.”
As discussed above, in 2013, the Compensation Committee continued to evaluate the role of employment agreements in the Company’s overall compensation program and philosophy and determined that the existing employment agreements should be terminated in order to better align the provision of compensation to Messrs. Casady, Moore, and Arnold with our compensation practices across our executive population. Accordingly, on February 24, 2014, each of Messrs. Casady, Moore, and Arnold signed written agreements to terminate their respective Employment Agreements. Each of Messrs. Casady, Moore, and Arnold are now eligible to participate in our Executive Severance Plan, which was amended and restated effective February 24, 2014 in connection with the cancellation of the Employment Agreements. (We refer to the Executive Severance Plan, as amended and restated on February 24, 2014, as the “Amended and Restated Executive Severance Plan.”) As described in more detail below, our Amended and Restated Executive Severance Plan provides a uniform framework for payments and benefits to be provided to all executive participants upon certain terminations of employment in exchange for a participant’s compliance with restrictive covenants and the participant signing a general release agreement in favor of the Company. Our Amended and Restated Executive Severance Plan can be amended or terminated at any time, in our discretion, and no eligible executive, including our NEOs has a legally binding right to any payments or benefits under that plan. In addition, Messrs. Moore and Arnold were granted one-time supplemental RSU awards with respect to shares of our Common Stock having a grant date fair market value of $500,000 in consideration of each such executive’s agreement to release the Company from its obligations under their respective Employment Agreements.
Base Salaries
Pursuant to the Employment Agreements, Messrs. Casady, Moore, and Arnold were entitled to receive an annual base salary for the 2014 fiscal year at a rate of no less than $800,000, $625,000, and $500,000, respectively. The Employment Agreements provided that each such executive was entitled to participate in the bonus plan that we may establish from time to time and in our equity incentive plans.
Intellectual Property, Confidentiality, and Non-Compete Clauses
The Employment Agreements with Messrs. Casady and Moore required each of them to promptly disclose and assign any individual rights that he may have had in any intellectual property to us. These executives, as well as Mr. Arnold, were also required to maintain confidentiality of all information that is confidential and proprietary to us, subject to customary exceptions. Following termination of the Employment Agreements, Messrs. Casady, Moore, and Arnold remain subject to a requirement to maintain our confidential and proprietary information as a condition precedent to eligibility for benefits under our Amended and Restated Executive Severance Plan.
Under his Employment Agreement, Mr. Casady was not permitted to engage in prohibited competitive conduct for a period of:

•	12 months in the event of termination without cause, for good reason (including non-renewal), for cause, as a result of retirement, or as a result of disability; and

•	12 months in the event of voluntary termination without good reason, unless the Company had elected to pay severance, in which case the applicable period was 24 months.

Under a non-compete provision in his Employment Agreement, Mr. Moore was not permitted to engage in prohibited competitive conduct for a period of:

•	18 months in the event of non-renewal of the Employment Agreement;

•	18 months in the event of termination without cause or for good reason; and

•	a maximum of 12 months in the event of voluntary termination without good reason, but only if the Company had elected to pay severance.
Under his Employment Agreement, Mr. Arnold was not permitted to engage in prohibited competitive conduct for a period of 24 months in the event of termination for any reason.
Following termination of the Employment Agreements, Messrs. Casady, Moore, and Arnold remain subject to restrictions on competitive conduct during their employment as a condition precedent to eligibility for benefits under our Amended and Restated Executive Severance Plan. As a condition to benefits under the Amended and Restated Executive Severance Plan, an executive is not permitted to engage in prohibited competitive conduct for a period of:

•	12 months following an involuntary termination of employment by the Company or a termination by the executive for good reason; and

•	18 months following an involuntary termination of employment by the Company or a termination by the executive for good reason within 12 months following a change-in-control.
Severance and Change-in-Control Payments
Under the terms of the Employment Agreements, we would have been obligated to make severance payments to Messrs. Casady, Moore, and Arnold following the termination of the executive's employment. These benefits, along with severance benefits payable to our named executive officers under our Executive Severance Plan, are described above under "—Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2013."
Following termination of the Employment Agreements, we may become obligated to make severance payments to each of our NEOs upon the termination of the executive’s employment under our Amended and Restated Executive Severance Plan. These benefits are described below.
We, however, have no obligation to grant any of the executive officers any “gross-up” or other “make-whole” compensation for any tax imposed on severance or change-in-control payments made to the executive officer, including “parachute payments.” Under the Employment Agreements with Messrs. Casady, Moore, and Arnold, severance payable following a change-in-control would have been subject to a so-called “modified golden parachute cutback” provision pursuant to which excess parachute payments would be reduced to the extent such reduction would result in greater after-tax benefits. Severance payable in connection with a change in control under the Amended and Restated Executive Severance Plan is similarly subject to such a modified golden parachute cutback provision.
Termination without Cause or For Good Reason
Under the terms of their Employment Agreements, if Mr. Casady, Mr. Moore, or Mr. Arnold had been terminated on December 31, 2013 without cause or for “good reason,” we had agreed to pay certain amounts, subject to certain terms and conditions, as specified below:
To Mr. Casady:

•	Any and all accrued but unpaid compensation (including any annual bonus earned but not paid for the year preceding termination), vacation and business expenses (the “Accrued Compensation”);

•	A pro-rated annual bonus based on actual performance for the year of termination (not to exceed the pro-rated target bonus) (the “Pro-Rata Actual Bonus”);

•	An amount equal to the sum of Mr. Casady's base salary and target bonus; and

•
The value of two years of continued participation under our group life, health, dental and vision plans in which the executive was participating immediately prior to the date of termination, subject to certain premium contributions by the executive (the “Continued Benefits Participation”).

To Mr. Moore:

•	Accrued Compensation;

•	Pro-Rata Actual Bonus;

•	An amount equal to the sum of the executive's base salary and target bonus multiplied by 1.5; and

•	Continued Benefits Participation.
To Mr. Arnold:

•
Base salary through the end of the month in which the termination occurs, reimbursement for reasonable business expenses and any employee benefits to which Mr. Arnold may be entitled under the Company's employee benefit plans notwithstanding termination of employment (the “Accrued Rights”);

•	A pro rata portion of Mr. Arnold's bonus for the year in which such termination occurs;

•	An amount equal to Mr. Arnold's base salary for 24 months; and

•	An amount equal to twice the bonus paid (or payable) to Mr. Arnold for the most recently completed calendar year.
Certain of the amounts described above were subject to the executive's execution of a release of claims and/or continued compliance with post-termination restrictive covenants (see "—Intellectual Property, Confidentiality and Non-Compete Clauses").
Effective as of February 24, 2014, the rights of Messrs. Casady, Moore and Arnold to receive payments and benefits, if any, upon an involuntary termination of employment by the Company or a termination by the executive for good reason will be determined pursuant to the terms of the Amended and Restated Executive Severance Plan, as further described below.
Definitions under IPO Employment Agreements for Mr. Casady and Mr. Moore:
“Cause” under Mr. Casady's and Mr. Moore's IPO Employment Agreements meant:
(1) the intentional failure to perform duties or gross negligence or willful misconduct in the performance of regular duties or other breach of fiduciary duty or material breach of the Employment Agreement that remains uncured after 30 days' notice;
(2) conviction or plea of nolo contendere to a felony; or
(3) fraud, embezzlement or other dishonesty that has a material adverse effect on the Company.
“Good Reason” under the IPO Employment Agreements would have prospectively occurred on the executive's notice within 90 days following (and if the Company had not cured within 30 days following notice), without the executive's written consent, (1) reduction of base salary except as permitted under the IPO Employment Agreement, (2) adverse change in bonus opportunity except as permitted under the IPO Employment Agreement, (3) failure to pay compensation under the IPO Employment Agreement, (4) material adverse change in duties, status, responsibilities, or reporting relationship, (5) relocation of more than 25 miles or away from Boston, MA or San Diego, CA, as applicable, (6) material breach by Company of material written agreements with the executive, (7) failure to obtain written assumption of the IPO Employment Agreement in connection with a change-in-control (as defined below), and (8) Company non-renewal of the IPO Employment Agreement.
Mr. Moore also had the ability to terminate for any reason within 30 days following first anniversary of a “change-in-control” (as defined below) and such termination would have been treated as good reason termination.
“Change-in-control” under the IPO Employment Agreements meant the consummation, of (1) any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of 50 percent of the Company's voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act rules) or any “group” (as defined in the Exchange Act rules) other than, in each case, the Company or an affiliate of the Company immediately following the closing of the Company's initial public offering, or (2) a sale or other disposition of all or substantially all of the consolidated assets of the Company (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, a “change-in-control” is not be deemed to occur as a result of a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction.

Definitions under Employment Agreement for Mr. Arnold:
“Cause” under Mr. Arnold's Employment Agreement meant: (1) failure to substantially perform his duties (other than as a result of a permanent disability (as defined in his Employment Agreement)) for a period of 10 days following notice by the Company to Mr. Arnold of such failure; (2) fraud, embezzlement, dishonesty or theft in connection with his duties; (3) an act or acts constituting a felony, a violation of any federal or state securities or banking laws or a misdemeanor involving moral turpitude; (4) willful malfeasance, willful misconduct or gross negligence in connection with his duties under the Employment Agreement or an act or omission which is injurious to the financial condition or business reputation of the Company and its affiliates; or (5) breach of the restrictive covenants under the Employment Agreement.
“Good Reason” under Mr. Arnold's Employment Agreement meant (if the Company did not cure within 30 days following notice): (1) Mr. Arnold ceasing to hold the title of chief financial officer with respect to at least one of the Company or its affiliates; (2) a material reduction in base salary unless such reduction is consistent with reductions made in the applicable annual base salaries of other similarly situated employees of the Company; or (3) a failure of the Company to pay base salary or bonus, when due; provided that, unless the Company gave Mr. Arnold prior written notice to the contrary, Good Reason would have ceased to exist for an event on the 60th day following the later of its occurrence or the Company's knowledge thereof.
Executive Severance Plan:
Under the terms of the Executive Severance Plan effective on December 31, 2013, if any participant in the Executive Severance Plan (each, a “Participant”) had experienced a qualifying termination on December 31, 2013, then such Participant, subject to the terms and conditions of the Executive Severance Plan, would have been eligible to receive the following, subject to the execution of a release of claims and continued compliance with post-termination restrictive covenants:

•	Base salary through the Participant's separation date, reimbursements for reasonable business expenses and any other employee benefit entitlements;

•	An amount equal to the bonus paid (or payable) to the Participant for the most recently completed calendar year;

•	Continued payment of base salary for one year after termination; and

•	An amount equal to 100% of the premium (including administrative charges, if any) for COBRA participation for one year following termination (the “COBRA Payment”).
“Cause” under the Executive Severance Plan as of December 31, 2013 meant the Participant's: (1) failure to substantially perform usual duties of employment with the Company (other than as a result of an illness or injury) for a period of 10 days following notice by the Company to the employee of such failure; (2) fraud, embezzlement, dishonesty or theft related to employment; (3) an act or acts constituting a felony, a violation of any federal or state securities or banking laws or a misdemeanor involving moral turpitude; (4) willful malfeasance, willful misconduct or gross negligence in connection with employment duties or any act or omission that is injurious to the financial condition or business reputation of the Company and its affiliates; or (5) breach of the restrictive covenants in the Executive Severance Plan.
“Good Reason” under the Executive Severance Plan as of December 31, 2013 meant the occurrence, without the Participant's written consent, of: (1) a material reduction in base salary unless such reduction is consistent with reductions made in the applicable annual base salaries of other similarly situated employees of the Company; or (2) a material adverse change in the Participant's title from managing director (but not changes in functional titles). The Participant was required to provide notice within 90 days following the event (and the Company would have had 30 days following such notice to cure). “Good Reason” would have ceased to exist for an event on the 90th day following the date on which the Participant knew or reasonably should have known of such event and failed to give notice as described above or if the Participant failed to terminate employment within 14 days following the expiration of the cure period.
Under the terms of the Amended and Restated Executive Severance Plan, upon a qualifying termination of employment, a Participant will be entitled to the following payments and benefits, subject to the execution of a release of claims and continued compliance with post-termination restrictive covenants:

•	Base salary through the Participant's separation date, reimbursements for reasonable business expenses and any other employee benefit entitlements;

•	An amount equal to the bonus paid (or payable) to the Participant for the most recently completed calendar year;

•	Continued payment of base salary for one year after termination of employment;

•
Accelerated vesting of the unvested portion of any outstanding equity and equity-based awards scheduled to vest based solely on the passage of time within 12 months of such Participant’s separation date; and

•
An amount equal to the employer portion of the premium for COBRA participation in the Company’s health and dental plans until the earliest of 12 months following termination of the Participant’s participation in such plans as an employee, the date that such Participant becomes eligible for comparable benefit coverage, or the date the Participant is no longer eligible for COBRA (subject to the Participant’s eligibility under COBRA and proper and timely elections).

Further, upon a qualifying termination within a 12-month period following the date of consummation of a change in control (as defined in the Amended and Restated Executive Severance Plan), a Participant in the Amended and Restated Executive Severance Plan will be entitled to the following payments and benefits, subject to the execution of a release of claims and continued compliance with post-termination restrictive covenants:

•	Base salary through the Participant's separation date, reimbursements for reasonable business expenses and any other employee benefit entitlements;

•	An amount equal to 150% of the Participant’s target bonus for the calendar year in which employment is terminated;

•	Continued payment of base salary for 18 months after termination;

•	Accelerated vesting in full of all outstanding time-based equity and equity-based awards and pro-rated vesting of any performance-based equity and equity-based awards at target; and

•
An amount equal to the employer portion of the premium for COBRA participation in the Company’s health and dental plans until the earliest of 18 months following termination of the Participant’s participation in such plans as an employee, the date that such Participant becomes eligible for comparable benefit coverage, or the date the Participant is no longer eligible for COBRA (subject to the Participant’s eligibility under COBRA and proper and timely elections).

The definitions of “Cause” and “Good Reason” under the Amended and Restated Executive Severance Plan are not materially different than those under the Executive Severance Plan prior to amendment in February 2014.
“Change-in-Control” under the Amended and Restated Executive Severance Plan has the same meaning as such term in the IPO Employment Agreements.
Termination Other than For Good Reason
Upon termination by the executive other than for good reason on December 31, 2013, each of Messrs. Casady and Moore would have been entitled to receive only the Accrued Compensation. However, at the Board's election and subject to the executive's execution of a release of claims, Mr. Casady would have been entitled to receive the same benefits as if he had been terminated without cause and would have been subject to a non-competition covenant for 24 months. At the Board's election, Mr. Moore would have been subject to a non-competition covenant for a period of no less than one month and no more than 12 months, as designated by the Company (the “Restricted Period”), and would have received a covenant payment equal to the sum of Mr. Moore's base salary and target bonus multiplied by a fraction, the numerator of which would have equaled the number of months in the Restricted Period and the denominator of which would have equaled 12.
Upon termination for cause or without good reason, Mr. Arnold would have been entitled to the Accrued Rights.
Under the Amended and Restated Executive Severance Plan, upon retirement or voluntary resignation from employment other than for good reason, an eligible employee would be entitled to base salary through such employee’s separation date, reimbursements for reasonable business expenses and any other employee benefit entitlements.
Death, Disability and Retirement
For Messrs. Casady and Moore, upon termination due to death, such NEO's estate would have been entitled to: (1) Accrued Compensation; (2) the COBRA Payment; and (3) a pro-rated target bonus. For Messrs. Casady or Moore, upon termination for disability, the named executive officer would have received: (1) Accrued Compensation; (2) the COBRA Payment; and (3) a pro-rated target bonus. Upon termination of employment resulting from retirement at minimum age of 65, the NEO would have been entitled to: (1) Accrued Compensation and (2) the COBRA Payment. The foregoing payments would have been conditioned on the delivery by the executive or his estate of a release of claims.
For Mr. Arnold, upon termination due to death, his estate would have been entitled to (1) the Accrued Rights and (2) a pro-rata portion of his bonus for the year in which death occurs, provided the estate had provided a release of claims. Upon termination due to disability, Mr. Arnold (or his legal representative) would have been entitled to receive both (1) and (2) above, as well as one-year of salary continuance (less any amounts paid to him under any applicable short- or long-term disability plan), provided the Mr. Arnold had provided a release of claims.

The Amended and Restated Executive Severance Plan does not provide for any separation benefits or payments upon a termination due to death, disability or voluntary termination (regardless of age). Upon such a termination, an eligible executive would be entitled to receive only: (1) base salary through the separation date; (2) reimbursements for reasonable business expenses; and (3) any other employee benefit entitlements to which the executive is entitled under the Company’s other employee benefit plans and programs.
Stock Options
In accordance with the NEOs' option agreements, unvested stock options are canceled upon termination of employment, unless (1) otherwise agreed by the Company, or (2) in the case of death or retirement, in which case any and all unvested portions shall become vested. Unless the NEO is terminated for cause, vested options will be exercisable for (1) two years following termination of employment by reason of retirement, but not later than the option expiration date, (2) 12 months following death or disability, in each case, not later than the option expiration date, and (3) 90 days following termination in other cases, but not later than the option expiration date.
Under our 2008 Stock Option Plan (the “2008 Plan”), in the event of a change-in-control, if the NEO's stock options will not be assumed, substituted or cashed out, all outstanding unvested options will vest and become exercisable prior to the change-in-control. Upon consummation of the change-in-control event, all outstanding but unexercised options will be terminated. If the NEO's employment terminates without cause or for good reason within 12 months following a change-in-control, the NEO's unvested stock options granted under our 2008 Stock Option Plan will become fully vested.
All outstanding unvested options granted under the 2010 Plan to Mr. Casady and Mr. Moore will vest upon the occurrence of a change-in-control, pursuant to their award agreements.
All stock options held by our NEOs as of December 31, 2013 were granted under our 2008 Plan and our 2010 Plan.
“Change-in-control” under the 2008 Plan means the consummation of: (1) any consolidation or merger of the Company with or into any other person, or any other similar transaction, whether or not the Company is a party thereto, in which our stockholders immediately prior to such transaction own directly or indirectly capital stock either (a) representing less than 50% of the equity interests or voting power of the Company or the surviving entity or (b) that does not directly or indirectly have the power to elect a majority of the entire board or other similar governing body; (2) any transaction or series of related transactions, whether or not the Company is party thereto, which result in over 50% of the Company's voting power being owned directly or indirectly by any person and its “affiliates” or “associates” or any “group” other than the Company or an affiliate; or (3) a sale or disposition of all of our assets. Notwithstanding the foregoing, a "change-in-control" does not include (a) an event described in (1)-(3) above if the stockholders entitled to vote immediately prior to the event own, directly or indirectly, 50% or more of the voting stock of the resulting, surviving, or acquiring corporation or (b) an initial public offering.
“Change-in-control” under the named executive officers' 2010 Plan awards means the consummation of an event described in (2) or (3) above.
Restricted Stock Units (RSUs)
In accordance with the NEOs' RSU agreements, unvested portions of RSU awards are canceled upon termination of employment, unless (1) otherwise agreed by the Company, or (2) in the case of death or retirement, in which case any and all unvested portions shall become vested. If the NEO is terminated for cause, the vested portion of the Award shall terminate.
All RSUs held by our NEOs as of December 31, 2013 were granted under our 2010 Plan.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below describes the beneficial ownership of our Common Stock as of March 1, 2014, by: (i) persons or "groups" (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of the Common Stock of the Company; (ii) each of our directors and NEOs; and (iii) all of our current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned. Securities that may be beneficially acquired within 60 days of March 1, 2014 are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. The applicable percentage of beneficial ownership is based on 100,457,882 shares of Common Stock outstanding as of March 1, 2014.

Unless otherwise indicated in the footnotes to the following table, the address of each of the individuals named below is: c/o LPL Financial, 75 State Street, Boston, MA 02109.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (#)	Percentage of Common Stock (%)
5% Stockholders
TPG Partners, IV, L.P.(1)	13,113,819	13.1%
FPR Partners, LLC(2)	7,660,702	7.6%
Wellington Management Company, LLP(3)	7,545,697	7.5%
Lone Pine Capital LLC(4)	6,518,366	6.5%
Janus Capital Management LLC(5)	5,050,455	5.0%
Directors and Officers
Mark S. Casady(6)	732,311	0.7%
Dan H. Arnold(7)	281,590	0.3%
David P. Bergers	—	—%
Derek Bruton(8)	124,072	0.1%
Robert J. Moore(9)	331,152	0.3%
William E. Dwyer III(10)	15,000	—%
Richard W. Boyce(11)	52,313	—%
John J. Brennan(12)	32,844	—%
Anne M. Mulcahy(13)	2,553	—%
James S. Putnam(14)	104,280	0.1%
James Riepe(15)	116,286	0.1%
Richard P. Schifter(16)	19,296	—%
All directors and executive officers as a group of 18 persons(17)	2,212,761	2.2%
___________________

(1)
Consists of shares of (i) 12,887,109 shares of Common Stock held by TPG Partners IV, L.P., a Delaware limited partnership ("TPG Partners IV"), whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc.; (ii) 208,401 shares held directly or indirectly by David Bonderman; and (iii) 18,309 shares held directly or indirectly by James G. Coulter (collectively, the “TPG Stock”).  Messrs. Bonderman and Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the TPG Stock. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Stock except to the extent of their pecuniary interest therein. The address for each of TPG Partners IV, TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(2)
Consists of shares of Common Stock held by FPR Partners, LLC and its affiliates, which we refer to as FPR. This information is based on a Schedule 13G filed on February 14, 2014 with the SEC by FPR. The address of the entities and individuals affiliated with FPR is 199 Fremont Street, Suite 2500, San Francisco, CA 94105.

(3)
Consists of shares of Common Stock held by Wellington Management Company, LLP, which we refer to as Wellington. This information is based on a Schedule 13G filed on February 14, 2014 with the SEC by Wellington. The address of Wellington is 280 Congress Street, Boston, MA 02210.

(4)
Consists of shares of Common Stock held by Lone Pine Capital LLC, which we refer to as Lone Pine. This information is based on a Schedule 13G filed on February 7, 2014 with the SEC by Lone Pine. The address of Lone Pine is Two Greenwich Plaza, Greenwich, CT 06830.

(5)
Consists of shares of Common Stock held by Janus Capital Management LLC, which we refer to as Janus Capital. Janus Capital has a direct 96.74% ownership stake in INTECH Investment Management ("INTECH") and a direct 99.61% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 5,050,455 shares or 5.0% of the shares outstanding of LPL Financial Holdings Inc. Common Stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 206,600 shares or 0.2% of the shares outstanding of Common Stock held by such Managed Portfolios. However, INTECH does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.  This information is based on a Schedule 13G filed on February 14, 2014 with the SEC by Janus Capital. The address of Janus Capital is 151 Detroit Street, Denver, CO 80206.

(6)
Consists of 309,857 shares of Common Stock that Mr. Casady holds directly, 100,000 shares that Mr. Casady holds indirectly, and 319,204 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2014. This also includes 3,250 shares of Common Stock held through the One Step Forward Foundation, Inc. over which Mr. Casady disclaims beneficial ownership.

(7)	Consists of 168,684 shares of Common Stock that Mr. Arnold holds directly and 112,906 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2014.

(8)	Consists of 724 shares of Common Stock that Mr. Bruton holds directly and 123,348 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2014.

(9)	Consists of 40,006 shares of Common Stock that Mr. Moore holds directly and 291,146 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2014.

(10)	Consists of 15,000 shares of Common Stock that Mr. Dwyer holds directly.

(11)
Consists of 52,313 shares of Common Stock that Mr. Boyce holds directly. Mr. Boyce, who is one of our directors, is a retired TPG Capital partner. Mr. Boyce has no voting or investment power over, and disclaims beneficial ownership of, the TPG Stock. The address of Mr. Boyce is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(12)	Consists of 32,844 shares of Common Stock that Mr. Brennan holds directly.

(13)	Consists of 2,553 shares of Common Stock that Ms. Mulcahy holds directly.

(14)
Consists of 4,550 shares of Common Stock that Mr. Putnam holds directly, and 99,730 shares that Mr. Putnam holds through James S. Putnam TTEE for Putnam Family Trust Dated 1699 Separate Property Trust.

(15)
Consists of 48,815 shares of Common Stock that Mr. Riepe holds directly, 35,971 shares that Mr. Riepe holds through Stone Barn LLC, and 31,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2014.

(16)
Consists of 19,296 shares of Common Stock that Mr. Schifter holds directly. Mr. Schifter, who is one of our directors, is a senior advisor to TPG Capital. Mr. Schifter has no voting or investment power over, and disclaims beneficial ownership of, the TPG Stock. The address of Mr. Schifter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(17)	Consists of (i) 923,150 shares held directly and indirectly and (ii) 1,289,611 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2014.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval, or Ratification of Transactions with Related Persons
In accordance with the charter of our Audit Committee and our written policy with respect to related person transactions, our Audit Committee is responsible for reviewing and approving related person transactions.
The policy with respect to related person transactions applies to transactions, arrangements, and relationships (or any series of similar transactions, arrangements, or relationships) that are reportable by the Company under paragraph (a) of Item 404 of Regulation S-K in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, and where we (or our subsidiaries) are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any person who is, or at any time since the beginning of our fiscal year was a director or executive officer of the Company, or a nominee for director or executive officer of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; and (3) any immediate family member of the foregoing persons.

In the course of its review and approval of related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy with respect to related party transactions requires our Audit Committee to consider, among other factors it deems appropriate:

•	the related person's relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director's independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.
Stockholders' and Management Stockholders' Agreements
In connection with our initial public offering, we entered into an agreement with certain of our stockholders, including the Sponsors, that provides them with certain rights, including a right to designate a certain number of directors to our Board of Directors and registration rights, including the right to require us to effect a shelf registration pursuant to which the Sponsors can sell shares. Pursuant to this agreement, we agree to indemnify the Sponsors and their affiliates from any losses arising, directly or indirectly, out of the Sponsors' or their affiliates' actual, alleged, or deemed control or ability to influence us or the actual or alleged act or omission of any Sponsors' nominees.
In connection with our initial public offering in November 2010, we also entered into an agreement with Messrs. Casady, Moore, and certain former executives including Mr. Dwyer (together, the "Management Stockholders"), pursuant to which these individuals each agreed to certain limitations on the transfer of their Common Stock (including Common Stock issued upon exercise of options) for the four years following the initial public offering. Pursuant to this agreement, each Management Stockholder has agreed not to sell shares of Common Stock exceeding 8% in any year of the aggregate amount of Common Stock (including Common Stock issuable upon exercise of vested options) and restricted stock units, if any, that were held by such individual immediately prior to the initial public offering, subject to certain exceptions (including exceptions for transfers to family members, transfers pursuant to settlement agreements or domestic relations orders, transfers for estate planning purposes, and transfers for charitable gifts). If the Management Stockholder does not sell the total number of permitted shares in a year, any remaining percentage will be carried over into the following year. The agreement terminates upon the earliest of the fourth anniversary of our initial public offering (in November 2014) or, with respect to any Management Stockholder, the death or disability of the Management Stockholder, the termination of such Management Stockholder's employment with us or a change in title and duties such that the executive no longer qualifies as an executive officer. The agreement may be amended or waived in an agreement signed by the Company and the Management Stockholder.
The agreement was amended on May 31, 2012 to remove Mr. Moore and on December 28, 2012 to remove Esther Stearns, a former executive. As Mr. Dwyer is no longer our executive officer, he is no longer subject to this agreement.
Other Arrangements
Artisan Partners Limited Partnership ("Artisan") pays fees to LPL Financial in exchange for product distribution and record-keeping services. Funds affiliated with our former Sponsor, Hellman & Friedman LLC, hold a minority interest in Artisan. During the year ended December 31, 2013, LPL Financial earned $1.9 million in fees from Artisan.
Our significant shareholder and remaining Sponsor, TPG, has an ownership interest in several portfolio companies that provided us with services in 2013, as noted below:
American Beacon Advisor, Inc. ("American Beacon") pays fees to LPL Financial in exchange for product distribution and record-keeping services. Funds affiliated with TPG hold a majority interest in American Beacon. During the year ended December 31, 2013, LPL Financial earned $0.5 million in fees from American Beacon.
Certain entities affiliated with SunGard Data Systems Inc. ("SunGard") provide data center recovery services to LPL Financial. LPL Financial paid $0.3 million to SunGard in 2013. Funds affiliated with TPG hold a minority interest in SunGard.
TPG Capital, L.P. provides certain consulting services to LPL Financial. LPL Financial paid $0.3 million to TPG Capital, L.P. during the year ended December 31, 2013.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and the Board has directed that management submit the appointment of the independent registered public accounting firm for ratification by stockholders at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2001.
Although stockholder ratification of the selection of Deloitte is not required by our bylaws or otherwise, the Audit Committee of the Board recommended, and the Board is, submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the matter. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered by Deloitte as of and for the years ended December 31, 2013 and 2012 were as follows:

Type of Services	2013	2012
Audit Fees(1)	$3,834,850	$3,627,275
Audit Related Fees(2)	1,171,040	423,707
Tax Fees(3)	271,425	225,593
All Other Fees(4)	450,000	82,725
Total	$5,727,315	$4,359,300
___________________

(1)
Audit Fees. These fees include services performed in connection with the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K; the review of our interim condensed consolidated financial statements as included in our quarterly reports on Form 10-Q; and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. The 2013 and 2012 column includes amounts billed in 2014 and 2013, respectively, related to 2013 and 2012 audit fees, respectively.

(2)
Audit Related Fees. These fees are for services provided such as accounting consultations and any other audit and attestation services. The fees in 2013 include amounts incurred by the Company and paid to Deloitte for services in connection with (i) performance examinations (ii) control related projects and (iii) our Identity Access Management Project. The fees in 2012 include amounts incurred by the Company and paid to Deloitte for services in connection with: (i) our secondary offering in April 2012; (ii) our annual Anti-Money Laundering audit; (iii) acquisition related projects; and (iv) several accounting research initiatives.

(3)	Tax Fees. These fees include all services performed for non-audit related tax advice, planning and compliance services.

(4)	All Other Fees. These fees include fees for certain miscellaneous projects. The fees in 2013 related to our Advisor segmentation project.
Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit services provided by our independent registered public accounting firm. The Audit Committee has also adopted policies and procedures for the pre-approval of all non-audit related services provided by our independent registered public accounting firm. These non-audit services include consulting and tax services. The policy requires that prior to the provision of any non-audit related services, an engagement letter must be provided by the independent registered public accounting firm describing the scope of its engagement. Any engagements above $50,000 must be reviewed and authorized by the chairman of the Audit Committee and the chief financial officer after review and approval by the Audit

Committee. The Audit Committee may delegate its pre-approval authority to one or more of its members. Engagements for $50,000 or less may be reviewed and authorized by the chief financial officer.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of the three directors named below. Each member of the Audit Committee is an independent director (as independence is defined in the listing standards of the NASDAQ Global Select Market and Rule 10A-3 with respect to membership on audit committees).
The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements with management, which has primary responsibility for the consolidated financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's audited consolidated financial statements with generally accepted accounting principles and on the Company's internal controls over financial reporting. The Audit Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as "Deloitte") for 2013 and 2012, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board ("PCAOB"), including Auditing Standard No.16, "Communication with Audit Committees", as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC—"Communication with Audit Committees." Deloitte has also provided to the Audit Committee their communication required by PCAOB Ethics and Independence Rule 3526, "Communications with Audit Committees Concerning Independence," and the Audit Committee discussed with Deloitte the firm's independence. The Audit Committee also considered and determined the provision by Deloitte of non-audit related services, which for 2013 consisted of our Advisor segmentation project and for 2012 consisted primarily of tax services, is compatible with the independence standard. The Audit Committee recommended to the Board of Directors that the consolidated financial statements audited by Deloitte for 2013 and 2012 be included in the Company's Annual Report on Form 10-K for 2013, and the Committee has appointed Deloitte as the Company's independent registered public accounting firm for 2014.

John J. Brennan, Chairman Anne M. Mulcahy James S. Riepe
March 26, 2014

PROPOSAL 5: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Compensation Discussion and Analysis beginning on page 18 of this proxy statement describes our executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in 2013 with respect to the compensation of our named executive officers. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:
RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
As we describe in the Compensation Discussion and Analysis, our executive compensation is designed to closely align the interests of our named executive officers with those of our stockholders on both a short-term and long-term basis, and to attract and retain key executives critical to our success.
We urge stockholders to read the Compensation Discussion and Analysis beginning on page 18 of this proxy statement, as well as the 2013 Summary Compensation Table and related compensation tables, appearing on pages 29 through 41, which provide detailed information on the Company’s compensation policies and practices. We believe stockholders should focus on the following when reviewing our executive compensation:
Pay for Performance

•
Annual Cash Bonus Opportunities: At the beginning of each year, we establish annual cash bonus opportunities for our named executive officers that are subject to the achievement of both company and individual performance goals, with each named executive officer's individual opportunity set by reference to market compensation for comparable positions within our peer group. Annual cash bonuses are awarded based on achievement of previously established performance goals. Because payment of these cash bonuses is directly linked to the achievement of our corporate objectives and financial goals, we believe that these cash bonuses provide a significant incentive to our named executive officers to work towards achieving such objectives and goals in the short term.

•
Long-Term Incentives: The purpose of our long-term equity incentive program is to promote achievement of goals that drive long-term stockholder value and retain key executives. We provide stock-based, long-term compensation to our named executive officers through equity awards under our stockholder-approved equity plans. We believe this long-term incentive compensation motivates our named executive officers to sustain longer-term financial operational performance and rewards them when such efforts lead to increases in stockholder value.

Alignment with Long-Term Stockholder Interests
Our executive compensation is heavily weighted towards variable, at risk pay in the form of annual and long-term incentives, with a large portion of executive compensation tied to long-term performance. In addition, we have adopted:

•	Stock Ownership Guidelines: We focus our executives on long-term stockholder value by requiring that all members of our executive management committee own a significant amount of our stock.

•
Recoupment Policy: We have adopted a Recoupment Policy that permits our Compensation Committee, in the event of a restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements under the securities laws, to review the annual cash bonuses, performance-based compensation and time-based equity and equity-based awards awarded or paid to executive officers during the three-year period preceding the announcement by the Company of its obligation to restate its financial statements. If the amount of the annual cash bonuses or performance-based compensation received would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Compensation Committee may seek reimbursement from any of the covered executives in the amount of the excess compensation awarded or paid.

•
Anti-Hedging and Anti-Pledging Policy: We believe that hedging transactions may permit executives to own Company securities obtained through our executive compensation program or otherwise without the full risks and rewards of ownership. When that occurs, an executive may no longer have the same objectives as the Company’s other stockholders. As a result, we have adopted a policy, included within our Insider Trading Policy, which prohibits executives from hedging or monetization transactions, including through the use of puts and call options, collars, exchange funds, prepaid variable forwards and equity swaps. We also prohibit executives from holding

Company securities in a margin account, because a margin or foreclosure sale may occur when an executive is aware of material nonpublic information or otherwise not permitted to trade.
For these reasons, the Board is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

STOCKHOLDER PROPOSALS AND OTHER MATTERS
Stockholder Proposals for Inclusion in 2015 Proxy Statement.    To be eligible for inclusion in the proxy statement for our 2015 annual meeting, stockholder proposals must be received by the Company's Secretary no later than the close of business on November 27, 2014. Proposals should be sent to the Secretary, LPL Financial Holdings Inc., 75 State Street, Boston, MA 02109, and follow the procedures required by SEC Rule 14a-8.
Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2015 Annual Meeting.    It is our policy that written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in the proxy statement must be delivered to the Company's Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2015 annual meeting must deliver a written notice (containing the information specified in our bylaws regarding the stockholder and the proposed action) to the Company's Secretary between January 5, 2015 and February 6, 2015. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote.
Management knows of no matter to be brought before the meeting that is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.
OTHER INFORMATION
Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedules, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website at www.lpl.com or on the website maintained by the SEC at www.sec.gov. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to stockholders who request them in writing from Secretary, LPL Financial Holdings Inc., 75 State Street, Massachusetts 02109, telephone (617) 423-3644, extension 0. Information on our website or connected to it is not incorporated by reference into this proxy statement.

Appendix A

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LPL FINANCIAL HOLDINGS INC.

LPL Financial Holdings Inc., a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.    The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 25, 2005 under the name BD Investment Holdings Inc., amended and restated on November 23, 2010 under the name LPL Investment Holdings Inc., and amended on June 14, 2012 by a Certificate of Ownership and Merger following which the name of the Corporation became LPL Financial Holdings Inc.
2.    The Board of Directors of the Corporation, acting at a meeting, pursuant to Section 242 of the General Corporation Law of the State of Delaware duly adopted a resolution setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for such amendment to be submitted to the stockholders of the Corporation for their approval.
3.    The proposed amendment has been authorized by the stockholders of the Corporation at a meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.
4.    The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article V and replacing it with the following:
ARTICLE V - BOARD OF DIRECTORS

(a) Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than 3 and not more than 15, each of whom shall be a natural person. Subject to the previous sentence and to the special rights of the holders of any series of Preferred Stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors, provided, however, that until the first date (the “Trigger Date”) on which TPG Partners IV, L.P. and its successors and Affiliates (collectively, “TPG”) and Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P. and Hellman & Friedman Capital Associates V, L.P. and their respective successors and Affiliates (collectively the “H&F Entities” and, together with TPG, the “Sponsor Holders”) cease collectively to beneficially own (directly or indirectly) forty percent (40%) or more of the outstanding shares of Common Stock, the number of directors shall not be increased to more than nine without, in addition to any other vote otherwise required by law, the affirmative vote or written consent of sixty percent (60%) of the outstanding shares of Common Stock. “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. For the purpose of this Amended and Restated Certificate of Incorporation “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Vacancies and newly-created directorships shall be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any vacancy created by the removal of a director by the stockholders shall only be filled, in addition to any other vote otherwise required by law, by vote of a majority of the outstanding shares of Common Stock. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) Removal. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation may be removed only by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by ______________, this _______ day of __________ , 2014.

LPL FINANCIAL HOLDINGS INC.

By: _________________________________
Name:
Title:

LPL Financial

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 5, 2014.

Vote by Internet

- Go to **www.envisionreports.com/LPLA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board recommends a vote FOR all nominees in Proposal 1, as applicable, and FOR Proposals 2, 3, 4 and 5.

1. Election of Directors. Please mark your vote for each of the seven (7) director nominees listed. If Proposals 2 and 3 are approved, the seven (7) director nominees numbered 1 through 7 are standing for election to serve for a one-year term extending until the 2015 annual meeting of stockholders and their successors are duly elected and qualified. If Proposals 2 and 3 are not approved, the two director nominees numbered 3 and 4 (but not the five director nominees numbered 1 and 2 and 5 through 7) are standing for election as Class I directors to serve for a three-year term extending until the 2017 annual meeting of stockholders and their successors are duly elected and qualified.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Richard W. Boyce	☐	☐	☐	02 - John J. Brennan	☐	☐	☐	03 - Mark S. Casady	☐	☐	☐
04 - Anne M. Mulcahy	☐	☐	☐	05 - James S. Putnam	☐	☐	☐	06 - James S. Riepe	☐	☐	☐
07 - Richard P. Schifter	☐	☐	☐								

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

01SEPE

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LPL Financial Holdings Inc.

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Notice of 2014 Annual Meeting of Stockholders

75 State Street, Boston, Massachusetts 02109

Proxy Solicited by the Board of Directors for the 2014 Annual Meeting of Stockholders — May 6, 2014

David P. Bergers and Gregory M. Woods, and each of them with power to act without the other and with the power of substitution (the "Proxies"), are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2014 Annual Meeting of Stockholders (the "Annual Meeting") of LPL Financial Holdings Inc. (the "Company") to be held on May 6, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1, as applicable, and FOR Proposals 2, 3, 4 and 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Items to be voted appear on reverse side.)

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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LPL Financial

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet
- Go to **www.envisionreports.com/LPLA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Annual Meeting Notice

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.envisionreports.com/LPLA

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/LPLA** to view the materials.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 25, 2014 to facilitate timely delivery.

01SERH

Annual Meeting Notice

Proposals to be voted on at the meeting are listed below along with the recommendations of the Company's Board of Directors (the "Board").

The Board recommends a vote FOR all nominees in Proposal 1, as applicable, and FOR Proposals 2, 3, 4 and 5.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/LPLA**. Click "Cast Your Vote" or "Request Materials." Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials LPL Financial Holdings Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 25, 2014.

01SERH